Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

dated as of

September 8, 2004

by and among

ITC^DELTACOM, INC.

STARLIGHT FLORIDA CO.

NT CORPORATION,

and

THE PRINCIPAL STOCKHOLDERS OF NT CORPORATION

ii

iii

Exhibit A	WCAS Voting Agreement
Exhibit B	Form of Amended and Restated Governance Agreement
Exhibit C	Performance Worksheet
Exhibit D	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
Exhibit E	Form of By-Laws of Surviving Corporation
Exhibit F	Form of Parent Charter Amendment
Exhibit G	Form of Affiliate Letter
Exhibit H	Form of Opinion of Counsel to Company
Exhibit I	Form of Amended and Restated Bylaws of Parent
Exhibit J	Form of Escrow Agreement

Annex I	Company Stockholder Information

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 8, 2004 (this “Agreement”), is entered into by and among ITC^DeltaCom, Inc., a Delaware corporation (“Parent”), Starlight Florida Co., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Co.”), NT Corporation, a Delaware corporation (the “Company”), and each of the stockholders of the Company identified on the signature pages hereto under the heading “Principal Stockholders” (each, a “Principal Stockholder” and, collectively, the “Principal Stockholders”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of its stockholders, and consistent with and in furtherance of its business strategies and goals, for Parent to acquire all of the outstanding shares of capital stock of the Company through the merger of Merger Co. with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Co. have each unanimously determined that it is advisable and in the best interests of its stockholders, and consistent with and in furtherance of its business strategies and goals, for Parent to acquire indirectly all of the outstanding shares of capital stock of the Company through the merger of Merger Co. with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Co. and the Company have each adopted this Agreement providing for the merger (the “Merger”) of Merger Co. with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL” or “Delaware Law”), and upon the terms and subject to the conditions set forth herein;

WHEREAS, immediately following the execution and delivery of this Agreement, holders of at least the requisite number of outstanding shares of common stock of the Company and outstanding shares of preferred stock of the Company shall approve this Agreement and the transactions expressly contemplated hereby by written consent in accordance with Section 228 of the DGCL;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company and the Principal Stockholders to enter into this Agreement, the Parent Principal Stockholders (as hereinafter defined) have entered into a Voting Agreement in the form of Exhibit A attached hereto (the “WCAS Voting Agreement”) pursuant to which the Parent Principal Stockholders have agreed to vote all of their shares of common stock and preferred stock of Parent to approve the issuance of Parent common stock in the Merger and other matters provided herein;

WHEREAS, Parent, the Principal Stockholders and the Company intend the Merger to qualify as a reorganization within the meaning of Section 368 of the Code; and

WHEREAS, Parent, the Principal Stockholders and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Each of the following terms is defined as follows:

“Acquisition Proposal” is defined in Section 8.04(a).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person; provided that, for purposes of this Agreement, (a) Parent, the Parent Subsidiaries and Merger Co. shall not be treated as Affiliates of the Company or any Principal Stockholder; (b) the Company and the Subsidiaries shall not be treated as an Affiliate of any other party hereto; (c) no Principal Stockholder shall be treated as an Affiliate of Parent, the Parent Subsidiaries, Merger Co., the Company or the Subsidiaries; and (d) no portfolio company of any Principal Stockholder or any of such Principal Stockholder’s affiliated investment funds shall be treated as an Affiliate of any other party hereto, the Parent Subsidiaries or the Subsidiaries.

“Agreement” is defined in the preamble.

“Aggregate Share Consideration” is defined in Section 2.02(a).

“Amended and Restated Governance Agreement” means the Amended and Restated Governance Agreement in substantially the form attached hereto as Exhibit B, among the Principal Stockholders, Parent and the other securityholders of Parent listed on the signature pages thereof, to be entered into at the Closing.

“Amendment to Parent Capital Leases” means the Fourth Amendment to the Schedules and Leases, dated as of the date hereof, among NTFC Capital Corporation, solely in its capacity as lessor, General Electric Capital Corporation, solely in its capacity as lessor, and the Parent Subsidiaries listed on the signature pages thereof.

“Amendment to Parent Credit Facilities” means, collectively, (a) Amendment No. 2 to Second Amended and Restated Credit Agreement, dated as of the date hereof, among Parent, the Parent Subsidiary signatory thereto, as Borrower, the Subsidiary Guarantors named therein, as Subsidiary Guarantors, the Lenders named therein, as Lender Parties, and Wells Fargo Bank Minnesota, National Association, as Administrative Agent and Collateral Agent, and (b) Amendment No. 2 to Credit Agreement, dated as of the date hereof, among Parent, the Parent Subsidiary signatory thereto, as Borrower, the Subsidiary Guarantors named therein, as Subsidiary Guarantors, the Lenders named therein, as Lender Parties, and General Electric Capital Corporation, as Administrative Agent and Collateral Agent.

“Appraisal Notice” is defined in Section 8.01(b).

“Approved Severance and Retention Program” is defined in Section 8.15(a).

“BDO” means BDO Seidman, LLP, Parent’s independent certified public accountants.

“beneficially own” have the same meaning as in Rule 13d-3 promulgated under the Exchange Act as in effect on the date hereof.

“Business Day” means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in New York City, New York, the State of Georgia or the State of Florida generally are authorized or required by law or other governmental actions to close.

“Capital Lease Facility” means, collectively, (a) the Master Lease Agreement, dated as of December 29, 2000, as amended, between NTFC Capital Corporation, as Lessor, and the Parent Subsidiaries listed on the signature pages thereof, as Lessees, and (b) the Master Lease Agreement, dated as of December 31, 2001, as amended, between General Electric Capital Corporation, as Lessor, and the Parent Subsidiary listed in the signature pages thereto, as Lessee.

“Cash Adjustment Amount” means, as of the Closing Date, the following:

If the Cash Balance Target exceeds the Closing Cash Balance by:	then the Cash Adjustment Amount shall be a whole number equal to:
Less than $50,000	0
$50,000 or more, but less than $100,000	50,000 divided by the Fair Market Value
$100,000 or more, but less than $150,000	100,000 divided by the Fair Market Value
$150,000 or more, but less than $200,000	150,000 divided by the Fair Market Value
$200,000 or more, but less than $250,000	200,000 divided by the Fair Market Value
$250,000 or more, but less than $300,000	250,000 divided by the Fair Market Value
$300,000 or more, but less than $350,000	300,000 divided by the Fair Market Value
$350,000 or more, but less than $400,000	350,000 divided by the Fair Market Value
$400,000 or more, but less than $450,000	400,000 divided by the Fair Market Value
$450,000 or more, but less than $500,000	450,000 divided by the Fair Market Value
$500,000 or more, but less than $550,000	500,000 divided by the Fair Market Value
$550,000 or more, but less than $600,000	550,000 divided by the Fair Market Value
$600,000 or more, but less than $650,000	600,000 divided by the Fair Market Value
$650,000 or more, but less than $700,000	650,000 divided by the Fair Market Value
$700,000 or more, but less than $750,000	700,000 divided by the Fair Market Value
$750,000 or more, but less than $800,000	750,000 divided by the Fair Market Value
$800,000 or more, but less than $850,000	800,000 divided by the Fair Market Value
$850,000 or more, but less than $900,000	850,000 divided by the Fair Market Value
$900,000 or more, but less than $950,000	900,000 divided by the Fair Market Value
$950,000 or more, but less than $1,000,000	950,000 divided by the Fair Market Value
$1,000,000 or more	1,000,000 divided by the Fair Market Value

“Cash Balance Target” means, as of the Closing Date, an amount equal to cash and Cash Equivalents set forth on the Performance Worksheet on the Closing Date under the heading “cash and cash equivalents” minus, without duplication, the Excluded Expenses which have been paid.

“Cash Equivalents” means any of the following: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States; (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000; (c) commercial paper in an aggregate amount of no more than $160,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “P-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.; or (d) obligations issued by any state of the United States of America or any municipality or other political subdivision of any such state or any public instrumentality thereof having, at the time of acquisition, the highest rating obtainable from any of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc. or Fitch Ratings, Inc., including, without limitation, auction rate certificates.

“Certificates” is defined in Section 2.02(c).

“Closing” is defined in Section 2.01(b).

“Closing Cash Balance” means the actual total amount of cash and Cash Equivalents recorded on the consolidated balance sheet of the Company as of the Closing Determination Date minus any amounts for payment of Transaction Expenses, whether accrued or paid, in excess of the Transaction Expense Cap as of the Closing Date whether payable before, on or after the Closing Date.

“Closing Date” is defined in Section 2.01(b).

“Closing Determination Date” means the close of business on the last day of the month immediately preceding the month in which the Closing Date occurs.

“Closing EBITDA Amount” means the actual amount of EBITDA for the month in which the Closing Determination Date occurs.

“Closing Working Capital Amount” means the actual aggregate amount of Working Capital of the Company and the Subsidiaries as of the close of business on the Closing Determination Date; provided, that current liabilities shall be increased to reflect any other current liabilities incurred by the Company and the Subsidiaries after the Closing Determination Date in accordance with GAAP, other than in the ordinary course of business consistent with past practice. For purposes of illustration, if the Closing Determination Date occurs on September 30 and the Closing Date occurs on October 12, any current liabilities which are incurred after September 30 other than in the ordinary course of business consistent with past practice, would be considered current liabilities as of September 30 for purposes of this definition.

“Code” is defined in Section 2.03(g).

“Common Exchange Ratio” is defined in Section 2.02(a).

“Common Merger Consideration” is defined in Section 2.02(a).

“Common Share” is defined in Section 2.02(a)(i).

“Common Share Adjustment” is defined in Section 2.02(a).

“Common Stock Exchange Ratio” is defined in Section 2.02(a).

“Company” is defined in the preamble.

“Company 401(k) Plan” means Network Telephone 401(k) Plan.

“Company Balance Sheet” is defined in Section 4.07(a).

“Company Balance Sheet Date” is defined in Section 4.07(a).

“Company Common Stock” is defined in Section 2.02(a)(i).

“Company Disclosure Schedule” is defined in Section 2.05(a).

“Company Employees” is defined in Section 4.12(a).

“Company Financial Statements” is defined in Section 4.07(a).

“Company Outstanding Shares” is defined in Section 2.02(a).

“Company Plan” is defined in Section 4.12(a).

“Company Preferred Stock” shall mean, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

“Company Retention Plan” means the Company’s 2004 Management Employee Retention Plan, which includes the maximum number of Parent Common Shares issuable pursuant to the Executive Agreements.

“Company Securities” is defined in Section 4.05.

“Company Stockholder Approval” is defined in Section 4.02(c).

“Company’s Restated Charter” means the Fourth Amended and Restated Certificate of Incorporation of NT Corporation dated as of July 29, 2004, as in effect as of the Effective Time.

“Confidentiality Agreement” is defined in Section 8.11.

“Continuing Employees” is defined in Section 8.15.

“Contracts” is defined in Section 4.16.

“Controlled Group” is defined in Section 4.12(c).

“Debt” with respect to any Person, means, at any time without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations of such Person as lessee under leases that are or should be capitalized in accordance with GAAP, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of interest rate or currency hedging agreements, (h) all obligations of such Person to guarantee any Debt, leases, dividends or other payment obligations and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

“Delaware Law” is defined in the recitals hereto.

“DGCL” is defined in the recitals hereto.

“Dissenting Shares” is defined in Section 2.02(b).

“DOJ” is defined in Section 8.08(b).

“EBITDA” means, for any EBITDA Monthly Measurement Period, the sum, determined on a consolidated basis, of (a) net income (or net loss) after eliminating extraordinary and/or non recurring items to the extent included in net income (except as provided in this definition), (b) interest expense, (c) income tax expense, (d) depreciation expense, (e) amortization expense, (f) the aggregate of all non-cash charges deducted in arriving at net income in clause (a) above, including, but not limited to, asset impairment charges, and (g) the Excluded Expenses deducted in arriving at net income in clause (a) above, in each case of the Company and the Subsidiaries, determined in accordance with GAAP for such period (including, without limitation, Emerging Issues Task Force Issue 94-3 and Statement of Financial Accounting Standards No. 146), calculated in accordance with and in a manner consistent with the policies and procedures used in preparing the Performance Worksheet consistent with GAAP (including, without limitation, capitalization policies, reserve policies, accounts payable practices, and accruals for deferred expenses or Taxes or the applicable portion thereof, all in accordance with GAAP).

“EBITDA Adjustment Amount” shall be calculated pursuant to the following:

If the EBITDA Target as of the Closing Determination Date equals or exceeds the Closing EBITDA Amount by:	then the EBITDA Adjustment Amount shall be a number equal to:
Less than $50,000	0
$50,000 or more, but less than $100,000	400,000

“EBITDA Monthly Measurement Period” means each period of a full month ending on the last day of such month. The first EBITDA Monthly Measurement Period shall be the full month period ending on September 30, 2004. The last EBITDA Monthly Measurement Period shall be the full month period ending on the Closing Determination Date.

“EBITDA Target” means, for any EBITDA Monthly Measurement Period, the EBITDA Target amount set forth on the Performance Worksheet for such EBITDA Monthly Measurement Period under the heading “EBITDA Target.”

“Effective Time” is defined in Section 2.01(c).

“Environmental Laws” is defined in Section 4.18(d).

“Environmental Permits” is defined in Section 4.18(d).

“ERISA” is defined in Section 4.12(a).

“Escrow Agent” is defined in Section 10.05(a).

“Escrow Agreement” means the escrow agreement, in substantially the form attached hereto as Exhibit J, among Parent, the Stockholders’ Representative and the Escrow Agent, to be entered into at the Closing.

“Escrow Amount” means the sum of (x) the number of Parent Common Shares representing 20% of the number of Parent Common Shares issued in connection with the Merger to the Principal Stockholders plus (y) the number of Parent Common Shares equal to $685,000 divided by the Fair Market Value and rounded up to the nearest whole Parent Common Share.

“Escrow Fund” is defined in Section 10.05(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” is defined in Section 2.03(a).

“Excluded Expenses” means the sum of (x) any Transaction Expenses which have been paid or accrued prior to the Closing Date and which in the aggregate do not exceed the Transaction Expense Cap, (y) any amounts incurred and paid pursuant to the Approved Severance and Retention Program and (z) any other amounts incurred and paid with respect to the operating and other costs of the Company; provided that, in the case of the amounts referred to in clauses (y) and (z) immediately above, each such amount shall have been mutually agreed upon in writing by Parent and the Company prior to the incurrence or payment of such amount by the Company or the Subsidiaries pursuant to the procedures set forth in Section 7.02.

“Executive Agreement” is defined in Section 8.15(a)

“Fair Market Value” means the volume weighted average of the per share selling price of one Parent Common Share on Nasdaq (or if the Parent Common Shares are not traded on Nasdaq, on the principal securities exchange, interdealer quotation system or other securities market on which the Parent Common Shares are then traded) for the 20 consecutive trading days ending on the second Business Day prior to the Closing Date, as reported by Bloomberg Financial Markets (or such other source as the Principal Stockholders entitled to receive a majority of the Merger Consideration and Parent may agree); provided that if the Parent Common Shares are so traded but the selling price thereof is not reported, the average of the last bid and ask prices for one Parent Common Share for such period of 20 consecutive trading days.

“FCC” is defined in Section 4.29.

“FDN Transaction” means Parent’s acquisition by merger of Florida Digital Network, Inc., a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Boatramp Co., a Delaware corporation and wholly owned direct subsidiary of Parent, Florida Digital Network, Inc. and each of the stockholders of Florida Digital Network, Inc. listed on the signature pages thereto.

“FTC” is defined in Section 8.08(b).

“GAAP” is defined in Section 4.07(a).

“Hazardous Substances” is defined in Section 4.18(d).

“HSR Act” is defined in Section 4.03.

“Indemnified Party” is defined in Section 10.01(c).

“Indemnifying Party” is defined in Section 10.01(c).

“Indemnity Cap” is defined in Section 10.03(b).

“Intellectual Property Right” is defined in Section 4.17.

“IRUs” is defined in Section 4.21(b)(iii).

“Lease Termination Payment Amount” means the amount of principal and accrued interest under that certain promissory note, dated as of December 1, 2003, in the principal amount of $1,280,000, made by the Company payable to Cordova Associates, LLC. As of August 31, 2004, the outstanding amount of principal and accrued interest under such note was $1,250,691.

“Leased Real Property” is defined in Section 4.21(a).

“Lien” is defined in Section 4.04.

“Liquidation” is defined in Section 2.02(a).

“Losses” is defined in Section 10.01(a).

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, assets, liabilities, results of operations or prospects of the Company and the Subsidiaries, taken as a whole, or (b) the ability of the Company or any Principal Stockholder to perform its obligations under this Agreement.

“Merger” is defined in the recitals hereto.

“Merger Co.” is defined in the preamble.

“Merger Co. Common Stock” is defined in Section 2.02(a)(ii).

“Merger Consideration” means, collectively, the Common Merger Consideration and the Preferred Merger Consideration.

“Multiemployer Plan” is defined in Section 4.12(e).

“Nasdaq” is defined in Section 2.02(c).

“Notice of Loss” is defined in Section 10.01(c).

“Owned Real Property” is defined in Section 4.21(a).

“Parent” is defined in the preamble.

“Parent Charter Amendment” means the amendment to Parent’s Restated Certificate of Incorporation in the form attached hereto as Exhibit F.

“Parent Common Share” means each share of Parent Common Stock.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Credit Agreement” means, collectively, (a) the Parent Senior Credit Agreement and (b) the Parent Junior Credit Agreement.

“Parent Current SEC Reports” is defined in Section 5.05.

“Parent Disclosure Schedule” is defined in Section 5.03.

“Parent Indemnified Party” is defined in Section 10.01(a).

“Parent Junior Credit Agreement” means the Credit Agreement, dated as of October 6, 2003, as amended from time to time, among Parent, the Parent Subsidiary signatory thereto, as Borrower, the Subsidiary Guarantors named therein, as Subsidiary Guarantors, the Lenders named therein, as Lender Parties, and General Electric Capital Corporation, as Administrative Agent and Collateral Agent.

“Parent Principal Stockholders” means, collectively, WCAS Capital Partners III, L.P. and Welsh, Carson, Anderson & Stowe VIII, L.P.

“Parent Proxy Statement” means the proxy statement in connection with the Parent Stockholder Proposals and any other matters to be considered at the Parent Stockholders Meeting, together with any supplements or amendments thereto.

“Parent Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Shares in connection with the Merger pursuant to and as provided in this Agreement.

“Parent Representatives” is defined in Section 8.03.

“Parent Returns” is defined in Section 8.23(a).

“Parent SEC Reports” is defined in Section 5.06(a).

“Parent Securities” is defined in Section 5.05.

“Parent Senior Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of October 6, 2003, as amended from time to time, among Parent, the Parent Subsidiary signatory thereto, as Borrower, the Subsidiary Guarantors named therein, as Subsidiary Guarantors, the Lenders named therein, as Lender Parties, and Wells Fargo Bank Minnesota, National Association, as Administrative Agent and Collateral Agent.

“Parent Stockholder Approval” means approval of the Parent Stockholder Proposals.

“Parent Stockholder Proposals” means the proposals, to be submitted at the Parent Stockholders Meeting, for approval by the stockholders of Parent of (a) issuance by Parent of the Parent Common Shares in connection with the Merger pursuant to and as provided in this Agreement and, (b) to the extent determined by the Board of Directors of Parent, the Company Retention Plan.

“Parent Stockholders Meeting” is defined in Section 8.02(b).

“Parent Stock Option” is defined in Section 2.05(a).

“Parent Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by Parent and/or one or more Parent Subsidiaries.

“Parent 10-K” is defined in Section 5.05.

“Parent’s Stock Incentive Plan” means the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan, as amended from time to time.

“Performance Share Adjustment Amount” means a number equal to the sum of (x) the Cash Adjustment Amount, (y) the EBITDA Adjustment Amount and (z) the Working Capital Adjustment Amount.

“Performance Worksheet” means the calculation of (a) EBITDA, (b) Working Capital and (c) cash and Cash Equivalents of the Company and the Subsidiaries as of or for the applicable measurement periods, as set forth on Exhibit C attached hereto.

“Permits” is defined in Section 4.15.

“Person” is defined in Section 2.03(d).

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date.

“Post-Closing Partial Tax Period” means the portion of any Straddle Period beginning as of the Closing Date.

“Pre-Closing Partial Tax Period” means the portion of any Straddle Period beginning before and ending on the Closing Date.

“Pre-Closing Tax Period” is defined in Section 4.11(a).

“Preferred Merger Consideration” is defined in Section 2.02(a).

“Preferred Share Liquidation Consideration” is defined in Section 2.02(a).

“Preferred Stock Exchange Ratio” is defined in Section 2.02(a).

“Principal Stockholders” is defined in the preamble.

“PUHCA” is defined in Section 4.29.

“Reconciliation Worksheet” means the Performance Worksheet, as revised as of the close of business on the second Business Day immediately preceding the Closing Date, which shall reflect the actual operating results of the Company and the Subsidiaries during the applicable period and shall be reviewed and approved by Parent and the Company to determine the Merger Consideration. The Reconciliation Worksheet shall show (a) all changes to the cash and Cash Equivalents, EBITDA and Working Capital between July 31, 2004 and the Closing Determination Date with respect to the Company and the Subsidiaries and (b)(i) the Cash Adjustment Amount, (ii) the EBITDA Adjustment Amount and (iii) the Working Capital Adjustment Amount.

“Regulatory Law” is defined in Section 8.08(b).

“Release” is defined in Section 4.18(d).

“Released Parties” is defined in Section 8.19.

“Releasing Parties” is defined in Section 8.19.

“Returns” is defined in Section 4.11(a).

“SEC” is defined in Section 5.06(a).

“Section 262” is defined in Section 2.02(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series Liquidation Amount” is defined in Section 2.02(a).

“Series Shares Outstanding” is defined in Section 2.02(a).

“Series A Preferred Share” means each share of Series A Preferred Stock.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share, of the Company.

“Series B Preferred Share” means each share of Series B Preferred Stock.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.01 per share, of the Company.

“Series C Preferred Share” means each share of Series C Preferred Stock.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.01 per share, of the Company.

“Series D Preferred Share” means each share of Series D Preferred Stock.

“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.01 per share, of the Company.

“Series E Preferred Share” means each share of Series E Preferred Stock.

“Series E Preferred Stock” means the Series E Preferred Stock, par value $0.01 per share, of the Company.

“Series F Preferred Share” means each share of Series F Preferred Stock.

“Series F Preferred Stock” means the Series F Preferred Stock, par value $0.01 per share, of the Company.

“Shares” means, collectively, the Common Shares, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Series F Preferred Shares.

“Stockholders” means holders of Shares entitled to Merger Consideration (other than cash in lieu of a fractional Share).

“Stockholders’ Representative” is defined in Section 8.22.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” is defined in Section 4.06(a).

“Subsidiary Securities” is defined in Section 4.06(b).

“Superior Proposal” is defined in Section 8.04(b).

“Survival Period” is defined in Section 10.02.

“Surviving Corporation” is defined in Section 2.01(a).

“Surviving Corporation Common Stock” is defined in Section 2.02(a)(ii).

“Tax” means (a) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), (b) liability for the payment of any amount of the type described in clause (a) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group (other than such a group of which, with respect to Article 4, the Company or any Subsidiary is the common parent), or a party to any agreement or arrangement, as a result of which liability of, with respect to Article 4, the Company or any Subsidiary, to a taxing authority is determined or taken into account with reference to the liability of any other Person, and (c) liability of, with respect to Article 4, the Company or any Subsidiary, for the payment of any amount as a result of being party to any tax sharing agreement (or any similar contract or arrangement) or with respect to the payment of any amount of the type described in clause (a) or (b) as a result of any existing express obligation (including, but not limited to, an indemnification obligation).

“Tax Asset” is defined in Section 4.11(d).

“Termination Date” is defined in Section 11.01(b).

“Termination Fee” is defined in Section 11.02(b).

“Third Party Claim” is defined in Section 10.01(d).

“Threshold Amount” is defined in Section 10.03(a).

“Total Liquidation Amount” is defined in Section 2.02(a).

“Transaction Agreements” means, collectively, this Agreement, the Amended and Restated Governance Agreement and the Escrow Agreement.

“Transaction Expense Cap” means an amount equal to $1,400,000.

“Transaction Expenses” means any fees and expenses incurred by the Company or any Subsidiary in connection with or payable upon consummation of the Transactions, including any fees and expenses paid to the entities identified in Sections 4.25, 4.26 and 8.14(b) or the filing fees contemplated pursuant to Section 12.03, but excluding any fees or costs paid to the FCC or SEC and any fees or costs not to exceed $50,000 payable to Latham & Watkins LLP for services in connection with rendering the opinion referred to in Section 9.03(c).

“Transactions” means the transactions contemplated by the Transaction Agreements, including the Merger and the issuance and delivery of the Parent Common Shares pursuant to the terms of this Agreement.

“Working Capital” means, as of any date, the amount of current assets (excluding cash and Cash Equivalents) of the Company and the Subsidiaries as of such date minus the amount of current liabilities of the Company and the Subsidiaries as of such date, calculated in accordance with and in a manner consistent with the policies and procedures used in preparing the Performance Worksheet and based upon consistent GAAP accounting policies (including, without limitation, capitalization policies, reserve policies, accounts payable practices, and accruals for any deferred expenses or Taxes or the applicable portion thereof, all in accordance with GAAP); provided that any accrued Excluded Expenses, including any fees and expenses which accrue after the Closing Determination Date but are payable in connection with the consummation of the Transactions, whether before or after the Closing Date, and any Transaction Expenses in excess of the Transaction Expense Cap, without duplication, shall be excluded in the calculation of Working Capital as current liabilities.

“Working Capital Adjustment Amount” means, as of the Closing Date, the following:

If the Working Capital Target exceeds the Closing Working Capital Amount by:	then the Working Capital Adjustment Amount shall be a whole number equal to:
Less than $50,000	0
$50,000 or more, but less than $100,000	50,000 divided by the Fair Market Value
$100,000 or more, but less than $150,000	100,000 divided by the Fair Market Value
$150,000 or more, but less than $200,000	150,000 divided by the Fair Market Value
$200,000 or more, but less than $250,000	200,000 divided by the Fair Market Value
$250,000 or more, but less than $300,000	250,000 divided by the Fair Market Value
$300,000 or more, but less than $350,000	300,000 divided by the Fair Market Value
$350,000 or more, but less than $400,000	350,000 divided by the Fair Market Value
$400,000 or more, but less than $450,000	400,000 divided by the Fair Market Value
$450,000 or more, but less than $500,000	450,000 divided by the Fair Market Value
$500,000 or more, but less than $550,000	500,000 divided by the Fair Market Value
$550,000 or more, but less than $600,000	550,000 divided by the Fair Market Value
$600,000 or more, but less than $650,000	600,000 divided by the Fair Market Value
$650,000 or more, but less than $700,000	650,000 divided by the Fair Market Value
$700,000 or more, but less than $750,000	700,000 divided by the Fair Market Value
$750,000 or more, but less than $800,000	750,000 divided by the Fair Market Value
$800,000 or more, but less than $850,000	800,000 divided by the Fair Market Value
$850,000 or more, but less than $900,000	850,000 divided by the Fair Market Value
$900,000 or more, but less than $950,000	900,000 divided by the Fair Market Value
$950,000 or more, but less than $1,000,000	950,000 divided by the Fair Market Value
$1,000,000 or more	1,000,000 divided by the Fair Market Value

“Working Capital Target” means, as of the Closing Determination Date, Working Capital in the amount set forth on the Performance Worksheet as of the Closing Determination Date under the heading “Working Capital Target.”

ARTICLE 2

PLAN OF MERGER

Section 2.01. The Merger.

(a) At the Effective Time (as defined below), Merger Co. shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Co. shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) The closing of the Merger (the “Closing”) shall be held at the offices of Hogan & Hartson L.L.P., 555 Thirteenth St., N.W., Washington, D.C. 20004, as soon as practicable, but no later than two Business Days after the last day of the month in which the satisfaction or, to the extent permitted hereunder, waiver of each condition set forth in Article 9 occurs, or at such other time and place as the parties hereto shall agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” At the Closing, the Company and Merger Co. shall duly execute and deliver a certificate of merger to the

Secretary of State of the State of Delaware for filing under Section 251 of the DGCL and make all other filings or recordings required by the DGCL in connection with the Merger.

(c) The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as is specified in the certificate of merger (the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all of the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Co., all as provided under this Agreement and the DGCL.

Section 2.02. Conversion of Shares.

(a) At the Effective Time:

(i) each share (each, a “Common Share”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) held by the Company as treasury stock or owned by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be cancelled and retired, and no payment shall be made with respect thereto;

(ii) each share of common stock, par value $0.01 per share, of Merger Co. (“Merger Co. Common Stock”) outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”), with the same rights, powers and privileges as the shares so converted;

(iii) each share of any series of Company Preferred Stock outstanding immediately prior to the Effective Time, except as otherwise provided in Section 2.02(b) and Section 2.02(c), shall be converted into the right to receive from Parent, a number of fully paid and nonassessable shares of Parent Common Stock determined in accordance with the following formula:

(Allocable Series Consideration multiplied by Aggregate Share Consideration)

Number of Applicable Series Shares Outstanding

(iv) thereafter a holder of a share of Company Common Stock and a holder of Company Preferred Stock other than the Series E Preferred Stock and the Series F Preferred Stock (treating the Company Preferred Stock on an as-converted to Company Common Stock basis) outstanding immediately prior to the Effective Time, except as otherwise provided in Sections 2.02(b) and 2.02(c), shall be converted into the right to receive from Parent, a number of fully paid and nonassessable shares of Parent Common Stock determined in accordance with the following formula:

(Aggregate Share Consideration minus Preferred Share Liquidation Consideration)

Company Outstanding Shares

Notwithstanding clause (iii) or (iv) immediately above, the maximum number of shares of Parent Common Stock that shall be issued by Parent in the Merger shall not exceed the Aggregate Share Consideration.

For purposes of this Section 2.02(a), each of the following terms is defined as follows:

“Aggregate Share Consideration” means the sum of (x) 8,850,000 minus (y) the amount, if any, of the Performance Share Adjustment Amount minus (z) the Closing Share Adjustment.

“Allocable Series Consideration” means the Applicable Series Liquidation Amount divided by the Total Liquidation Amount.

“Applicable Series Liquidation Amount” means the total amount which would be payable to the holders of outstanding Company Preferred Stock in the Merger if, in the Merger, the holders of Company Preferred Stock were entitled to receive the following: (a) with respect to the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the Liquidation Price (as defined in the Company’s Restated Charter); (b) with respect to the Series D Preferred Stock, the Series D Liquidation Preference (as defined in the Company’s Restated Charter); (c) with respect to the Series E Preferred Stock, the Sale Preference (as defined in the Company’s Restated Charter); and (d) with respect to the Series F Preferred Stock, the Sale Preference (as defined in the Company’s Restated Charter).

“Closing Share Adjustment” means a number of Parent Common Shares issued immediately after the Effective Time equal to the maximum number of Parent Common Shares issuable pursuant to the Company Retention Plan.

“Common Merger Consideration” means, collectively, the Merger consideration paid to all holders of Company Common Stock pursuant to clause (iv) immediately above, together with any cash paid in lieu of fractional shares pursuant to Section 2.02(c).

“Common Stock Exchange Ratio” means, for the Company Common Stock, the ratio obtained pursuant to clause (iv) immediately above.

“Company Outstanding Shares” means the number of Common Shares outstanding as of the Effective Time (assuming the exercise, conversion or exchange of all outstanding rights, warrants, options, convertible securities or indebtedness or other rights exercisable, convertible or exchangeable for or into, directly or indirectly, Company Common Stock whether at the time of issue or upon the passage of time or the occurrence of some future event, including the conversion into Company Common Stock of all shares of Company Preferred Stock outstanding as of the Effective Time).

“Preferred Merger Consideration” means, collectively, the merger consideration paid to all holders of Company Preferred Stock pursuant to clauses (iii)

and (iv) immediately above, together with any cash paid in lieu of fractional shares pursuant to Section 2.02(c).

“Preferred Share Liquidation Consideration” means the total number of shares of Parent Common Stock allocated at the Effective Time to the holders of Company Preferred Stock pursuant to clause (iii) immediately above.

“Preferred Stock Exchange Ratio” means, for any series of Company Preferred Stock, the sum of the ratios obtained pursuant to clauses (iii) and (iv) immediately above.

“Series Shares Outstanding” means (a) in the case of the Series A Preferred Stock, the total number of shares of Series A Preferred Stock outstanding at the Effective Time; (b) in the case of the Series B Preferred Stock, the total number of shares of Series B Preferred Stock outstanding at the Effective Time; (c) in the case of the Series C Preferred Stock, the total number of shares of Series C Preferred Stock outstanding at the Effective Time; (d) in the case of the Series D Preferred Stock, the total number of shares of Series D Preferred Stock outstanding at the Effective Time; (e) in the case of the Series E Preferred Stock, the total number of shares of Series E Preferred Stock outstanding at the Effective Time; and (f) in the case of the Series F Preferred Stock, the total number of shares of Series F Preferred Stock outstanding at the Effective Time.

“Total Liquidation Amount” means the sum of all Applicable Series Liquidation Amounts.

(b) Notwithstanding anything in this Agreement to the contrary, each Share that is held by a holder (i) who has not voted in favor of the Merger or consented thereto in writing, (ii) who shall have properly demanded in writing appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) and (iii) who has neither effectively withdrawn nor lost the right to such payment (each such share, a “Dissenting Share” and collectively, the “Dissenting Shares”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.02(a), but rather the holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.02(a) (subject to deposit into the Escrow Fund in accordance with Sections 2.03(b) and 10.05(a) of the number of Parent Common Shares representing a portion of the Escrow Amount allocable to such holder). The Company shall serve prompt notice to Parent of any written demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(c) No certificates or scrip representing less than one Parent Common Share shall be issued in exchange for Shares upon the surrender for exchange of a certificate which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”). In lieu of any such fractional Parent Common Share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Common Share upon surrender of Certificates for exchange shall be paid upon such surrender (and after taking into account all Certificates surrendered by such holder) cash (without interest) in an amount equal to such fraction multiplied by the volume weighted average of the per share selling price of one Parent Common Share on the National Market System of The Nasdaq Stock Market, Inc. (“Nasdaq”) (or if the Parent Common Shares are not traded on Nasdaq, on the principal securities exchange, interdealer quotation system or other securities market on which the Parent Common Shares are then traded) for the 20 consecutive trading days ending on the second Business Day prior to the Effective Time, as reported by Bloomberg Financial Markets (or such other source as the Company and Parent may agree); provided that if the Parent Common Shares are so traded but the selling price thereof is not reported, such fraction shall be multiplied by the average of the last bid and ask prices for one Parent Common Share for such period of 20 consecutive trading days.

Section 2.03. Surrender and Payment.

(a) Parent shall serve as, or appoint, an agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Shares for the Merger Consideration. Parent shall cause Merger Co. to make available to the Exchange Agent, immediately prior to the Effective Time, the Merger Consideration to be exchanged or paid in respect of the Shares, other than such portion of the Merger Consideration which constitutes the Escrow Amount. The Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of Shares (i) a letter of transmittal for use in such exchange (which shall be in form and substance reasonably satisfactory to the Company and shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration.

(b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate or Certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, shall be entitled to receive the Merger Consideration payable in respect of such Shares (subject to deposit into the Escrow Fund by each Principal Stockholder in accordance with this Section 2.03(b) and Section 10.05(a) of the number of Parent Common Shares representing the portion of the Escrow Amount allocable to such holder). The holder of such Certificate, upon its exchange for Parent Common Shares, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 2.03(c). Certificates surrendered shall forthwith be cancelled following the Effective Time. Until so surrendered, each such Certificate, following the Effective Time, shall represent for all purposes only the right to receive such Merger Consideration. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 10.05(b), Parent, on behalf of the Principal Stockholders, shall cause to be delivered to the Escrow Agent Certificates representing the Escrow Amount, which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this Section 2.03(b). Such Parent Common Shares shall be beneficially owned by such holders, shall be held in escrow by the Escrow Agent and shall be applied to satisfy indemnification claims under Section 10.01(a) of this Agreement, all as provided in the Escrow Agreement and Article 10 of this Agreement. To the extent not applied for such purpose, such shares shall be released, as and when provided in the Escrow Agreement.

(c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares, such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Section 2.03. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole Parent Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Common Shares.

(d) If any Certificate for Parent Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance therefor that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange shall have paid to the Exchange Agent any transfer or other taxes required as a result of the issuance of a Certificate for Parent Common Shares in any name other than that of the registered holder of such Shares, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(e) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates representing Shares are presented to the Surviving Corporation, such Certificates shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f) None of Parent, Merger Co., any Principal Stockholder or the Company or any of their respective Affiliates shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to the Agreement to any holder of Shares, and from any cash dividends or other distributions that the holder is entitled to receive under Section 2.03(c), such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”), or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration and other such amounts payable under Section 2.03(c) that are withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

(h) Any portion of the Certificates evidencing the Parent Common Shares of the cash to be paid in respect of fractional Parent Common Shares, of the cash or other property in respect of dividends or other distributions supplied to the Exchange Agent or of the cash portion of the Merger Consideration, if any, which remains unclaimed by the Stockholders six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration and any dividends or distributions with respect to Parent Common Shares.

Section 2.04. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration and any dividends or other distributions as may be required pursuant to this Article 2; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.05. Stock Options. Following the Effective Time, each option to purchase Parent Common Shares (a “Parent Stock Option”) outstanding as of the Effective Time shall continue in effect in accordance with the terms and conditions of each such Parent Stock Option. At or immediately prior to the Effective Time, each stock option and warrant to purchase Shares or any other capital stock of the Company or any Subsidiary outstanding, whether or not vested or exercisable, and each commitment or agreement to issue Shares or any other capital stock of the Company or any Subsidiary, including without limitation, all such stock options, warrants and commitments or agreements to issue Shares or any other capital stock of the Company or any Subsidiary set forth in Sections 4.05 and 4.06 of the written disclosure schedule previously delivered by the Company to Parent (the “Company Disclosure Schedule”) other than the Company Retention Plan, shall be cancelled without the payment of any consideration, and the Company and the Subsidiaries shall obtain all consents and approvals necessary to effect such cancellation. The Company Retention Plan shall be assumed by Parent.

Section 2.06. Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Shares shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split up, combination, exchange of shares or similar event or a stock dividend or dividend on the Parent Common Shares payable in any securities shall be declared with a record date within such period, the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock and the holders of Company Preferred Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the Company, which shall be amended and restated at the Effective Time as set forth in Exhibit D attached hereto, which is incorporated by reference herein, until such certificate of incorporation is further amended in accordance with applicable law.

Section 3.02. Bylaws. The bylaws of the Merger Co., as set forth in Exhibit E attached hereto, in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Co. at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Merger Co. at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent as of the date hereof and as of the Effective Time that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. The Company has heretofore delivered to Parent or the Parent Representatives true and complete copies of the Company’s certificate of incorporation and bylaws as currently in effect. Such certificate of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon the Company.

Section 4.02. Corporate Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s powers and have been duly and validly authorized by all necessary corporate action under the Company’s constituent documents and applicable provisions of Delaware Law (other than the approval of this Agreement and the Merger by the stockholders of the Company and the filing with the Secretary of State of the State of Delaware of the certificate of merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

(a) The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and adopting this Agreement, the Merger and the other transactions expressly contemplated hereby and requiring the approval of the Board of Directors of the Company, (ii) determining that the terms of the Merger are fair and in the best interests of the Company and its stockholders and that the other transactions expressly contemplated hereby and requiring the approval of the Board of Directors of the Company are in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable.

(b) The only vote of holders of any class or series of Company Common Stock and Company Preferred Stock necessary to approve and adopt this Agreement and the Merger (the “Company Stockholder Approval”) is the adoption of this Agreement by (i) the holders of a majority of the outstanding Company Common Stock and Company Preferred Stock voting together as a single class, with the Company Preferred Stock voting on an as-converted basis, (ii) the holders of 60% of the outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, and (iii) the holders of 75% of the Series D Preferred Stock, voting separately as a class. The Company Stockholder Approval may be obtained by written consent of the Company’s stockholders listed in Section 4.02(c) of the Company Disclosure Schedule under the Company’s certificate of incorporation and bylaws and the DGCL. The affirmative vote of the holders of the Company Common Stock and the Company Preferred Stock, or any of them, is not necessary to consummate any transaction expressly contemplated hereby other than the Merger. Promptly (but in no event more than one Business Day) following the execution and delivery of this Agreement and receipt of the Company Stockholder Approval, the Company shall deliver to Parent a certificate of the Secretary of the Company certifying that the Company Stockholder Approval has been obtained by the written consent of the Company’s stockholders.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, do not and shall not require any action by or in respect of, consent or approval of, or filing with, any governmental body, agency, official or authority by or on behalf of the Company or any Subsidiary other than (a) the filing of the certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) as set forth in Section 4.03 of the Company Disclosure Schedule; and (d) other actions, consents, approvals, filings and notifications, the failure of which to make or obtain would not prevent or delay the Company from performing its obligations under this Agreement or prevent or delay the consummation of the Transactions.

Section 4.04. Non-contravention. Except as set forth in Section 4.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, do not and shall not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company or the equivalent organizational documents of any Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to the Company or any Subsidiary or any of their respective properties or assets, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any of their respective properties or assets or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any property or asset of the Company or any Subsidiary. For purposes of this Agreement, “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

Section 4.05. Capitalization. The authorized capital stock of the Company consists of 90,028,495 shares of Company Common Stock and 58,020,595 shares of Company Preferred Stock. As of the date hereof, there are outstanding 9,420,948 shares of Company Common Stock, 7,500,000 shares of Series A Preferred Stock, 4,459,320 shares of Series B Preferred Stock, 6,584,372 shares of Series C Preferred Stock, 25,584,455 shares of Series D Preferred Stock, 9,796,238 shares of Series E Preferred Stock and 12,178 shares of Series F Preferred Stock. As of the date hereof, there are outstanding options or rights to purchase an aggregate of 5,033,998 shares of Company Common Stock (of which options or rights to purchase an aggregate of 2,228,049 shares of Company Common Stock are exercisable). As of the date hereof, each Principal Stockholder owns of record the number of Common Shares and owns beneficially the number of Common Shares (other than the Common Shares issuable upon conversion of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, in each case, in accordance with their respective terms, owned beneficially and of record by such Principal Stockholder as of the date hereof) set forth opposite the name of such Principal Stockholder on Annex 1. As of the date hereof, each Principal Stockholder owns beneficially and of record the number of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares set forth beside the name of such Principal Stockholder on Annex 1. Except as set forth in Section 4.05 of the Company Disclosure Schedule, each Principal Stockholder owns of record and beneficially the Shares referred to in the two preceding sentences free and clear of all Liens and all other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Shares), and such Shares represent at least a majority of the outstanding Shares on a fully-diluted basis (assuming the exercise, conversion or exchange of all then outstanding rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights exercisable, convertible or exchangeable for or into, directly or indirectly, Company Common Stock whether at the time of issue or upon the passage of time or the occurrence of some future event) and at least a majority of the voting power represented by the outstanding Shares. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Except as set forth in Section 4.05 of the Company Disclosure Schedule and this Section 4.05, as of the date hereof, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company exercisable, convertible or exchangeable for or into shares of capital stock or voting securities of the Company, (c) no options, warrants, rights of first refusal or other rights to acquire from any Principal Stockholder, the Company, any Subsidiary or any of their respective Affiliates, and no obligation of any Principal Stockholder, the Company, any Subsidiary or any of their respective Affiliates to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any Subsidiary and (d) no equity equivalents, interests in the ownership or earnings of the Company or any Subsidiary or any similar rights (the items in clauses 4.05(a), 4.05(b), 4.05(c) and 4.05(d) being referred to collectively as the “Company Securities”). Except as set forth in Section 4.05 of the Company Disclosure Schedule, there are (i) no outstanding obligations of any Principal Stockholder, the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities and (ii) no preemptive or similar rights with respect to any Company Securities. Except as set forth in Section 4.05 of the Company Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Company or any Subsidiary having, or exercisable, convertible or exchangeable for or into other securities having, the right to vote on any matters on which stockholders may vote.

Section 4.06. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. For purposes of this Agreement, “Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company and/or one or more Subsidiaries. All Subsidiaries and their respective jurisdictions of incorporation are identified in Section 4.06 of the Company Disclosure Schedule.

(b) Except as set forth in Section 4.06 of the Company Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All outstanding shares of capital stock of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Except as set forth in Section 4.06 of the Company Disclosure Schedule, there are outstanding (i) no securities of the Company or any Subsidiary exercisable, convertible or exchangeable for or into shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) no options, warrants, rights of first refusal or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities exercisable, convertible or exchangeable for or into any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) immediately above being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities or any preemptive or similar rights with respect to any Subsidiary Securities. Except as set forth in Section 4.06 of the Company Disclosure Schedule, neither the Company nor any Subsidiary, directly or indirectly, owns any equity or similar interest in, or any interest exercisable, convertible or exchangeable for or into an equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (other than the Subsidiaries).

Section 4.07. Financial Statements.

(a) The audited consolidated financial statements of the Company for the fiscal years ended December 31, 2002 delivered to Parent or the Parent Representative prior to the date hereof, the final audited consolidated financial statements of the Company for the fiscal year ended December 31, 2003 which are delivered pursuant to and in compliance with Section 8.24 and the unaudited consolidated financial statements of the Company for the six-months then ended June 30, 2004 delivered to Parent or the Parent Representatives prior to the date hereof (the “Company Financial Statements”) fairly present, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto, or in the case of such unaudited consolidated statements subject to normal year-end adjustments), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. For purposes of this Agreement, “Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2003 and “Company Balance Sheet Date” means December 31, 2003.

(b) The accountants who certified the financial statements referred to in Section 4.7(a), as well as in the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2001, are independent public accountants within the meaning of the Securities Act.

(c) Except as set forth in Section 4.07(c) of the Company Disclosure Schedule, the financial statements referred to in Section 4.07(a) comply as to form with the accounting requirements of the SEC applicable to issuers with a class of equity securities registered pursuant to Section 12 of the Exchange Act.

(d) Except as set forth in Section 4.07(d) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Subsidiary has any Debt.

Section 4.08. Absence of Certain Changes. Except as set forth in Section 4.08 of the Company Disclosure Schedule, since the Company Balance Sheet Date the Company and the Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

(a) as of the date hereof, any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b) any revaluation by the Company of any of its assets or any assets of any Subsidiary that would be included in or otherwise affect the calculation of Working Capital as of any date, including but not limited to, writing down the value of inventory or equipment or writing off notes or accounts receivable;

(c) except for dividends paid in capital stock of the Company in respect of the preferred stock of the Company outstanding on the date hereof in accordance with its present terms, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (whether in cash, stock or property), any split, combination or reclassification of any of its capital stock, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

(d) any amendment of any term of any outstanding security of the Company or any Subsidiary;

(e) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money;

(f) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset;

(g) any making of any loan, advance or capital contributions to or investment (other than investments in cash or cash equivalents in the ordinary course of business) in any Person other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practice and (ii) routine salary, travel and expense advances to Company Employees in the ordinary course of business;

(h) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary;

(i) any (i) transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) that involved the acquisition or disposition of assets other than for fair value or that involved an amount in excess of $100,000, except in connection with any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary approved by Parent in accordance with Section 7.01, or (ii) relinquishment by the Company or any Subsidiary of any material contract or other right;

(j) as of the date hereof, any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in GAAP as concurred with by the Company’s independent auditors, or any Tax election;

(k) any (i) increase in the compensation or fringe benefits of any present or former director, officer or employee of the Company or any Subsidiary, except for increases in salary or wages in the ordinary course of business consistent with past practice, (ii) grant of any severance or termination pay to any present or former director, officer or employee of the Company or any Subsidiary, (iii) loan or advance of money or other property by the Company or any Subsidiary to any of its present or former directors, officers or employees (other than routine salary, travel and expense advances to Company Employees in the ordinary course of business consistent with past practice), (iv) establishment, adoption, entrance into, amendment or termination of any Company Plan or collective bargaining agreement (other than as may be required by the terms of an existing Company Plan or collective bargaining agreement, or as may be required by applicable law or in order to qualify such Company Plan or collective bargaining agreement under Sections 401 and 501 of the Code) or (v) grants of any equity or equity-based awards, other than, in the case of each of clauses (i) through (v), pursuant to commitments of the Company or any Subsidiary existing on the date hereof required by contracts set forth in Section 4.08(k) or 4.12 of the Company Disclosure Schedule;

(l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(m) any cancellation of any licenses, sublicenses, franchises, permits or similar agreements to which the Company or any Subsidiary is a party, or any written notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof; or

(n) any repayments of principal to any Principal Stockholder or their respective Affiliates in respect of indebtedness owed to such Principal Stockholder or its Affiliates or any payment of interest accrued in respect of such indebtedness.

Section 4.09. No Undisclosed Liabilities. Except as set forth in Section 4.09 of the Company Disclosure Schedule, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

(a) liabilities disclosed or provided for in the Company Balance Sheet or the notes thereto;

(b) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice; or

(c) liabilities under this Agreement.

Section 4.10. Litigation. Except as set forth in Section 4.10 of the Company Disclosure Schedule, (a) there is no action, suit, hearing, arbitration, proceeding or, to the knowledge of the Company, investigation pending against, affecting or threatened against the Company or any Subsidiary or any of their respective properties or assets before any court, arbitrator or any governmental body, agency or official and (b) neither the Company nor any

Subsidiary nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree, determination, award or settlement agreement.

Section 4.11. Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) or Section 4.11 of the Company Disclosure Schedule:

(a) all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) (collectively, the “Returns”) that are required to be filed with any Taxing authority with respect to any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) by or on behalf of the Company or any Subsidiary have been or shall be filed when due (including any applicable extension periods) in accordance with all applicable laws, and as of the time of filing, the Returns were true and complete;

(b) the Company and the Subsidiaries have timely paid, or withheld and remitted to the appropriate Taxing authority, all Taxes due and payable whether or not shown on any Returns;

(c) the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than any notes thereto) and (i) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns;

(d) there is no claim (including under any indemnification or Tax sharing agreement), audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or in respect of any Tax or Tax Asset of the Company or any Subsidiary (“Tax Asset” means any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could be carried forward or back to reduce Taxes);

(e) there are no Liens for Taxes upon the assets of the Company or the Subsidiaries except for (i) Liens for current Taxes not yet due or (ii) Liens that are being contested in good faith by appropriate proceedings and are set forth in Section 4.11 of the Company Disclosure Schedule;

(f) since December 31, 2001, neither the Company nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction that was purported or represented on any Return to be governed by Section 355(a) of the Code;

(g) neither the Company nor any Subsidiary is currently under any obligation to pay any amounts of the type described in clause (b) or (c) of the definition of “Tax,” regardless of whether such Tax is imposed on the Company or any Subsidiary; and

(h) neither the Company nor any Subsidiary has filed a consent under former Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any Subsidiary is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; neither the Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement; neither the Company nor any Subsidiary (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar provision of state, local or foreign law) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case with respect to any taxable period that remains open; except as set forth in Section 4.11 of the Company Disclosure Schedule, as of the date hereof, (A) neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return; and (B) there are no current or pending written claims by an authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to Taxation by that jurisdiction.

Section 4.12. ERISA.

(a) Section 4.12 of the Company Disclosure Schedule contains a true and complete list of each Company Plan. “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, retention, termination, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, and each amendment thereto, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which (i) any current or former employee, director, agent, partner or consultant of the Company or any Subsidiary (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any Subsidiary or (ii) the Company or any Subsidiary has had or has any present or future liability.

(b) With respect to each Company Plan, the Company has provided to Parent or the Parent Representatives a current, accurate and complete copy or, with respect to unwritten Company Plans, description thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other material written communications by the Company or any Subsidiary to the Company Employees concerning the extent of the benefits provided under a Company Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve months immediately following the date hereof; (v) for the fiscal years ended December 31, 2002 and 2001 (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (vi) all correspondence, rulings, or opinions issued by the U. S. Department of Labor or the Internal Revenue Service. Each of the Company Plans can be amended, modified or terminated within a period of 30 days without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required under the Code upon the complete or partial termination of any Company Plan intended to be qualified within the meaning of Code Section 401(a).

(c) No Company Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in ERISA Section 3(35) and neither the Company, any Subsidiary, nor any member of their Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) has incurred any liability pursuant to Title IV of ERISA that remains unsatisfied.

(d) (i) Each Company Plan has been established and administered substantially in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be “qualified” within the meaning of Code Section 401(a) has been determined by the Internal Revenue Service to be so qualified and, to the Company’s knowledge, nothing has occurred which reasonably could be expected to adversely affect such qualified status, (iii) no event has occurred and no condition exists with respect to any Company Plan subject to the requirements of Code Section 401(a) that would subject the Company or the Subsidiaries, either directly or by reason of their affiliation with any member of their Controlled Group, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; and (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

(e) No Company Plan is or has been a multiemployer plan within the meaning of ERISA Section 3(37) (a “Multiemployer Plan”). Neither the Company, any Subsidiary nor any member of their Controlled Group has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company, any Subsidiary nor any member of their Controlled Group.

(f) No Company Plan is an ESOP (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in employer securities (as such term is defined in Section 409(l) of the Code) or is a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

(g) Neither the Company, any Subsidiary, nor, to the Company’s knowledge, any other “disqualified person” or “party in interest,” as defined in Code Section 4975 and ERISA Section 3(14), respectively, has engaged in any “prohibited transaction,” as defined in Code Section 4975 or ERISA Section 406, with respect to any Company Plan, nor, to the Company’s knowledge, have there been any fiduciary violations under ERISA which could subject the Company or any Subsidiary (or any officer, director or employee thereof) to any material penalty or tax under ERISA Section 502(i) or Code Sections 4971 and 4975.

(h) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that would be reasonably likely to give rise to any such actions, suits or claims, in either case where such actions, suits or claims would reasonably be expected to result in an unfunded liability to the Company or its Affiliates and (iii) no filing, application or other matter is pending with the Internal Revenue Service, the United States Department of Labor or any other governmental body.

(i) Except as set forth in Section 4.12(i) of the Company Disclosure Schedule, no Company Plan exists that, as a result of the execution of this Agreement or the Transactions (whether alone or in connection with any subsequent event(s)), would be reasonably likely to result in (i) the payment to any Company Employee of any money or other property, (ii) the provision of any benefits or other rights to any Company Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Company Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code. No amount so disclosed shall be an “excess parachute payment” within the meaning of Code Section 280G.

(j) Neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary, except for coverage required under Section 4980B of the Code.

(k) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, a Company Plan which would increase the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2003.

Section 4.13. Labor Matters.

(a) Except as set forth in Section 4.13 of the Company Disclosure Schedule, there are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns, work stoppages or other concerted activities with respect to employees of any of the Company or any Subsidiary pending or threatened against or affecting the Company or any Subsidiary, (ii) grievance or arbitration proceedings, decisions, side letters, letter agreements, letters of understanding or settlement agreements, in each case, arising out of collective bargaining agreements to which the Company or any Subsidiary is a party or (iii) activities or proceedings of any labor union or employee association to organize any such employees.

(b) Except to the extent set forth in Section 4.13 of the Company Disclosure Schedule, there are no pending administrative matters with any federal, provincial, state or local agencies regarding (i) violations or alleged violations of any federal, provincial, state or local wage and hour law or any federal, provincial, state or local law with respect to discrimination on the basis of race, color, creed, national origin, religion or any other basis under such federal, provincial, state or local law, (ii) any claimed violation of Title VII of the 1964 Civil Rights Act, as amended, (iii) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors or (iv) any violation or alleged violation of the Age Discrimination and

Employment Act, as amended, or any other federal, provincial, state or local statute or ordinance, or any other applicable laws with respect to wages, hours, employment practices and terms and conditions of employment.

(c) Neither the Company nor any Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

Section 4.14. Compliance with Laws. Except to the extent set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is in violation of, has since January 1, 2000 violated, or is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree.

Section 4.15. Licenses and Permits. Except as set forth in Section 4.15 of the Company Disclosure Schedule, (a) the Company or the Subsidiaries own, hold or possess adequate right to use all licenses, certificates, consents, orders, franchises, permits, certificates, approvals or other similar authorizations (the “Permits”) required in connection with the operation of the business of the Company and the Subsidiaries in the same manner as currently operated, (b) the Company and the Subsidiaries are in compliance with the Permits, (c) the Permits are valid and in full force and effect, (d) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (e) none of the Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

Section 4.16. Contracts. Section 4.16 of the Company Disclosure Schedule lists, as of the date hereof, all contracts, commitments, understandings and agreements (whether written or oral) (collectively, “Contracts”) to which the Company or any Subsidiary is a party which fall within any of the following categories: (a) Contracts that (i) involved aggregate expenditures or receipts in excess of $150,000 (or with respect to any Costs of Services Contract, $300,000) in the aggregate in fiscal 2003 or (ii) are expected to involve aggregate expenditures or receipts in excess of $150,000 (or with respect to any Costs of Services Contract, $300,000) in the aggregate in fiscal year 2004; (b) joint venture, partnership and like Contracts; (c) Contracts containing covenants purporting to limit (or that would limit after the Effective Time) the freedom of the Company or any Subsidiary or Affiliate to compete in any line of business or with any Person in any geographic area; (d) Contracts which contain minimum purchase commitment of greater than $100,000 (or with respect to any Costs of Services Contract, $300,000) in the aggregate in any twelve month period, all or part of which minimum purchase commitment remains unsatisfied at June 30, 2004; (e) Contracts relating to any outstanding non-cancelable commitment for capital expenditures of the Company or any Subsidiary in excess of $100,000 in the aggregate in any twelve month period; (f) indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of the Company or any Subsidiary with commitments for the borrowing or the lending of amounts, by the Company or any Subsidiary; (g) any Contract, note or bond under which the Company or any Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than to the Company or one of the wholly-owned Subsidiaries); (h) any Contract creating or granting any Lien upon any of the properties or assets of the Company or any Subsidiary; (i) any currently effective Contract, or any expired or terminated Contract which has surviving provisions, providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company, any Subsidiary or any predecessor Person; (j) any lease, sublease or similar Contract with any Person (other than the Company or one of the Subsidiaries) under which the Company or one of the Subsidiaries is a lessor or sublessor of, or makes available for use to any person (other than the Company or one of the Subsidiaries), (i) any Leased Real Property or (ii) any portion of any premises otherwise occupied by the Company or one of the Subsidiaries; (k) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise); (l) any Contract (other than any Permit) with any governmental authority or with any labor union; (m) any Contract containing a most favored customer clause or similar provision; (n) the top ten wholesale accounts relating to the provision of private line services, reseller services or carrier services (based on revenue generated in the twelve months prior to the date hereof), top thirty retail accounts (based on revenue generated in the twelve months prior to the date hereof) and the Contracts relating to such wholesale and retail accounts; (o) any other Contract not in the ordinary course of business consistent with past practice that is material to the Company and the Subsidiaries, taken as whole, or (p) any Contracts included in the foregoing clauses (a)-(o) (A) that are with dealers that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(A) of the Company Disclosure Schedule, (B) that are with associations that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(B) of the Company Disclosure Schedule, (C) that are referral partner or referral agent agreements that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(C) of the Company Disclosure Schedule, (D) that are private line agreements that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(D) of the Company Disclosure Schedule, or (E) that are operator service agreements that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(E) of the Company Disclosure Schedule. Complete and correct copies of all Contracts referred to in this Section 4.16 of the Company Disclosure Schedule have been made available to Parent or the Parent Representatives by the Company. All Contracts referred to in this Section 4.16 of the Company Disclosure Schedule are valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms. Except as set forth in Section 4.16 of the Company Disclosure Schedule, none of the Company, any Subsidiary nor, to the knowledge of the Company, any other party thereto, is or is alleged to be in violation of or in default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a violation of or default under, any such Contract. None of the counterparties to any such Contracts has given notice of termination of, or is seeking to amend, any such Contract.

Section 4.17. Intellectual Property. The Company has identified in Section 4.17 of the Company Disclosure Schedule all material common law trademarks and service marks, all registered trademarks and service marks and registered trade names, as well as all trademarks, service marks or trade names for which applications for registration have been filed, all registered copyrights, all issued patents and patent applications that are owned by the Company and the Subsidiaries, all domain names that are owned by the Company and the Subsidiaries, all material software used by the Company and the Subsidiaries and all software licenses granted in connection with such material software to the Company and the Subsidiaries (other than, with respect to such software and such software licenses, off-the-shelf commercial or shrinkwrap software and excluding all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (such as the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License)). The Company and the Subsidiaries have not distributed to any third party any internally developed software that includes any such “open source software.” Except as set forth in Section 4.17 of the Company Disclosure Schedule, (a) the Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, (b) the Intellectual Property Rights owned by the Company and the Subsidiaries are free from Liens and (c) the Intellectual Property Rights of the Company and the Subsidiaries do not conflict with, infringe upon or misappropriate any Intellectual Property Rights of others and are not being infringed upon or misappropriated by any third party. For purposes of this Agreement, “Intellectual Property Right” means any trademark, service mark, trade name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right. All software used by the Company and the Subsidiaries has been (i) licensed to the Company and the Subsidiaries, as applicable, (ii) developed by employees of the Company or the Subsidiaries within the scope of their employment, or (iii) developed by a third party and assigned to the Company or the Subsidiaries so that, in the case of clause (iii), the Company or the Subsidiaries are now the exclusive owner of such software. The Company and the Subsidiaries have not disclosed to any third party confidential information of the Company and the Subsidiaries except pursuant to a Contract that governs the use or disclosure of confidential information of the Company and the Subsidiaries. The Company and the Subsidiaries comply in all material respects with the privacy policy published on the Company’s website. No claims or controversies have arisen regarding its privacy policy or the implementation thereof.

Section 4.18. Environmental Matters.

(a) (i) except as set forth in Section 4.18(a)(i) of the Company Disclosure Schedule, no notice, notification, demand, lien, request for information, citation, summons, complaint or order has been received by the Company or any Subsidiary, and no penalty has been assessed and no action, claim, suit, or proceeding or review is pending or threatened by any governmental entity or other Person against or directed at (as the case may be) the Company or any Subsidiary, and relating to or arising under any Environmental Law;

(ii) except as set forth in Section 4.18(a)(ii) of the Company Disclosure Schedule, no investigation is threatened or pending by any governmental entity or any Person with respect to the Company or the Subsidiaries which relates to or arises under any Environmental Law;

(iii) except as set forth in Section 4.18(a)(iii) of the Company Disclosure Schedule, there are no liabilities of the Company or any Subsidiary under any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would be reasonably expected to result in any such liability;

(iv) except as set forth in Section 4.18(a)(iv) of the Company Disclosure Schedule, the Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained and are in compliance with all applicable Environmental Permits and have timely filed all applications and renewals for all applicable Environmental Permits, and such Environmental Permits are valid and in full force and effect and shall not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;

(v) except as set forth in Section 4.18(a)(v) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has arranged, by contract, agreement or otherwise, for the treatment, storage or disposal of Hazardous Substances;

(vi) except as set forth in Section 4.18(a)(vi) of the Company Disclosure Schedule, no Hazardous Substance has been Released by the Company or any Subsidiary at any property now or previously owned, operated or leased by the Company or any Subsidiary; and

(vii) except as set forth in Section 4.18(a)(vii), there are no underground storage tanks used currently or in the past for the management of Hazardous Substances and no polychlorinated biphenyls, asbestos, landfills, or wetlands on any property currently owned, operated or leased by the Company.

(b) Prior to the date hereof, the Company has provided to Parent or the Parent Representatives copies of all environmental assessments, reports and audits (and other documents that Parent or the Parent Representatives has requested for review) in its possession or under its control and that relate to compliance with Environmental Laws by the Company or any Subsidiary, or the environmental condition of any real property that the Company or any Subsidiary has owned, operated, or leased. Any such documents are accurate and complete.

(c) Except as set forth in Section 4.18(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary owns, leases or operates any real property in New Jersey or Connecticut.

(d) For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Environmental Laws” means any federal, state, provincial, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement or contract with any governmental authority, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities required of the Company or any Subsidiary by applicable Environmental Laws to conduct their businesses and operations, as currently conducted.

“Hazardous Substances” means any pollutant, contaminant, material substance, waste or chemical (including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons); any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; and any other substance which is regulated by, listed under, or for which liability is imposed under, any Environmental Laws.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances.

Section 4.19. Agreements with Affiliates.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth a true and correct list, as of the date hereof, of (i) each contract, commitment, agreement or understanding between any Principal Stockholder or any of such Principal Stockholder’s Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, (ii) each contract, commitment, agreement or understanding between any portfolio company of any Principal Stockholder or any of such Principal Stockholder’s affiliated investment funds, on the one hand, and the Company or any Subsidiary, on the other hand, (iii) each contract, commitment, agreement or understanding between any officer, director or other Affiliate of the Company or any Subsidiary, on the one hand, and the Company or any Subsidiary, on the other hand and (iv) any amendments, waivers or relinquishments of any rights relating to any such contract, commitment, agreement or understanding referred to in clause (i) or (iii) immediately above that shall remain outstanding after the Closing in accordance with Section 8.06. All such contracts, commitments, agreements, understandings, amendments, waivers or relinquishments were entered into by the Company or a Subsidiary, as applicable, on arm’s length terms and in the ordinary course of business.

(b) Section 4.19(b) of the Company Disclosure Schedule lists the following information about any extensions of credit in the form of a personal loan, within the meaning of the Sarbanes-Oxley Act of 2002, by the Company or any Subsidiary to any executive officer and director of the Company or any Subsidiary outstanding as of the date hereof: (i) the date of such loan; (ii) the nature of such loan; (iii) the maturity date of such loan; (iv) the principal amount outstanding and amortization schedule of such loan; and (v) the interest rate and interest payment schedule of such loan.

Section 4.20. Insurance. The Company and the Subsidiaries carry, or are covered by, insurance with insurers that are financially sound and reputable and in such amounts with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company and the Subsidiaries and is customary for companies similarly situated. Except as set forth in Section 4.20 of the Company Disclosure Schedule, the insurance policies to which this Section 4.20 refers are in full force and effect, and all premiums thereon have been paid. Except as set forth in Section 4.20 of the Company Disclosure Schedule, no insurer under any such policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or to materially increase the premiums payable under or not renew any such policy. Neither the Company nor any Subsidiary is in breach or default, and neither the Company or any Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a breach or default, or permit termination or modification, of any of such insurance policies, except, in each case, as set forth in Section 4.20 of the Company Disclosure Schedule.

Section 4.21. Real Property. (a) Section 4.21(a) of the Company Disclosure Schedule contains a brief description of (i) each parcel of real property owned by the Company or the Subsidiaries (the “Owned Real Property”) and (ii) each option held by the Company or the Subsidiaries to acquire any real property. Section 4.21(a) of the Company Disclosure Schedule sets forth a list of each lease or similar agreement under which the Company or any Subsidiary is lessee of, or holds or operates, any real property owned by any third Person, except those leases or similar agreements which are terminable by the Company or such Subsidiary without penalty on 30 days’ or less notice (the “Leased Real Property”).

(b) (i) The Owned Real Property is in conformance with all deed restrictions and other covenants and conditions recorded or running with the land. The current use and operation of the Owned Real Property is in conformity with the certificates of occupancy issued for such Owned Real Property. All the buildings, structures, equipment and other tangible assets of the Company and the Subsidiaries located on the Owned Real Property are in good condition and repair and are sufficient to support the conduct of their business by the Company and the Subsidiaries after the Effective Time. No portion of the Owned Real Property is situated within an area designated (or to be designated) as a “flood plain” or “flood hazard zone” by any governmental body nor is it subject to a predictable flow of floodwaters or within the boundaries of any proposed floodway program. All streets adjacent to or abutting the Owned Real Property have been dedicated as “public streets” and have been accepted by the governmental body possessing jurisdictions thereover;

(ii) neither the whole nor any part of any of the Owned Real Property or any Leased Real Property is subject to any pending suit for condemnation or other taking by any governmental body and no such condemnation or other taking is threatened; and

(iii) the Company and the Subsidiaries have all conduits, leases, fee interests, licenses, rights of way, authorizations, permits (including permits for highway, railroad and waterway crossings and any necessary permits or authorizations such as environmental permits) and/or other agreements or rights necessary for (A) the granting of the indefeasible rights of use (“IRUs”) previously granted to their customers, if any, (B) the installation, use and access to the fibers and any related property that are the subject of the IRUs granted to their customers, if any, and (C) the ownership, possession and use of their network, if any.

Section 4.22. Title to Property. Except as set forth in Section 4.22 of the Company Disclosure Schedule, the Company and the Subsidiaries have good, valid and marketable title to each item of Owned Real Property and owned personal property and a valid leasehold interest in each item of Leased Real Property and leased personal property, in each case, free and clear of all Liens.

Section 4.23. Customers and Suppliers.

(a) Except as set forth in Section 4.23(a) of the Company Disclosure Schedule, neither (i) the Company nor any Subsidiary has received notice from any customer, or group of customers that are under common ownership or control, that (A) accounted for at least $60,000 of the aggregate products and services furnished by the Company and the Subsidiaries in the fiscal year ended December 31, 2003 or (B) that is expected to account for at least $60,000 of the aggregate products and services to be furnished by the Company and the Subsidiaries in the fiscal year ending December 31, 2004, that such customer (or such group of customers) has stopped or intends to stop purchasing, or has reduced or shall reduce purchases of, or has sought or is seeking to reduce the price it shall pay for, the Company’s or any Subsidiary’s products or services, nor (ii) has the Company or any Subsidiary received notice from any supplier, or group of suppliers that are under common ownership or control, that (A) accounted for at least $150,000 of the aggregate goods and services purchased by the Company in the fiscal year ended December 31, 2003 or (B) that is expected to account for at least $150,000 of the aggregate goods and services purchased by the Company and the Subsidiaries in the fiscal year ending December 31, 2004, that such supplier (or such group of suppliers) has stopped or intends to stop providing goods or services to the Company, or has reduced or shall reduce the supply of, or has sought or is seeking to increase the price it charges for, goods or services supplied to the Company or a Subsidiary.

(b) Except as set forth in Section 4.23(b) of the Company Disclosure Schedule, and except for requests for call detail records for billing purposes, neither the Company nor any Subsidiary is currently involved in any dispute with, or has received any notice of an intention to dispute from, or has received any request for audit, accounting or review from, any Person (including a group of Persons that are under common ownership or control) with whom the Company or any Subsidiary does business, (i) with respect to any customer, or group of customers that are under common ownership or control, (A) which involves an aggregate amount in excess of $60,000 in the fiscal year ended December 31, 2003 or (B) is expected to involve an aggregate amount in excess of $60,000 in the fiscal year ending December 31, 2004, or (ii) with respect to any supplier, or group of suppliers that are under common ownership or control, (A) which involves an aggregate amount in excess of $150,000 in the fiscal year ended December 31, 2003 or (B) is expected to involve an aggregate amount in excess of $150,000 in the fiscal year ending December 31, 2004, relating to any transactions or commitments made, or any contracts or agreements entered into, by the Company or any Subsidiary, on one hand, and such Person, on the other hand.

Section 4.24. Corporate Records. The respective minute books of the Company and the Subsidiaries have previously been made available to Parent or the Parent Representatives in their entirety.

Section 4.25. Finders’ Fees. Except for The Breckenridge Group, Inc. and Bear Stearns & Co. Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who is or might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

Section 4.26. Opinion of Company Financial Advisor. The Board of Directors of the Company has received the opinion of Breckenridge Securities Corp., dated September 3, 2004, to the effect that, as of such date, based upon and subject to the terms, qualifications, assumptions, limitations and exceptions set forth therein, the aggregate consideration to be received by the holders of the Shares pursuant to the Merger is fair to such holders, taken as a whole, from a financial point of view. A copy of such opinion was furnished to Parent on or before the date hereof.

Section 4.27. Board. The Board of Directors of the Company, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company’s stockholders, (b) adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of Section 251 of the DGCL with respect to the transactions contemplated hereby and (c) adopted resolutions recommending to the Company’s stockholders approval of the transactions contemplated hereby, including the Merger.

Section 4.28. Inapplicability of Certain Restrictions. The business combination restrictions of Section 203 of the DGCL are inapplicable to the Merger, this Agreement or the other transactions contemplated by this Agreement and no other state takeover statute or similar statute or regulation is or purports to be applicable to the Merger, this Agreement or the Transactions.

Section 4.29. PUHCA. The Company, together with its affiliates (as defined in Section 2(a)(11)(B) of the Public Utility Holding Company Act of 1935, as amended (“PUHCA”) (15 U.S.C. § 79b(a)(11)(B))), is engaged exclusively in the business of providing telecommunications services, information services, other services or products subject to the jurisdiction of the Federal Communications Commission (“FCC”) or products or services that are related or incidental to the provision of any of the foregoing products or services, within the meaning of Section 34(a)(1) of PUHCA (15 U.S.C. § 79z-5c(a)(1)) and the rules and regulations thereunder.

Section 4.30. Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940, as amended.

Section 4.31. Ultimate Parent Entity. As of the date hereof, and at all times prior to the Effective Time, the Company is and shall be its own “ultimate parent entity” (as determined in accordance with the HSR Act and the rules promulgated thereunder).

Section 4.32. Information Supplied. None of the information supplied or to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) specifically for inclusion in (a) the Parent Registration Statement shall, at the time the Parent Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Parent Proxy Statement shall, at the date the Parent Proxy Statement is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Parent Registration Statement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company and each Principal Stockholder as of the date hereof and as of the Effective Time that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Co. is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Each of Parent and Merger Co. is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Parent has heretofore delivered to the Company true and complete copies of Parent’s and Merger Co.’s respective certificates of incorporation and bylaws as currently in effect. Such certificates of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon Parent or Merger Co.

Section 5.02. Corporate Authorization. Each of Parent and Merger Co. has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, and solely with respect to Parent, subject to obtaining the Parent Stockholder Approval to perform its obligations hereunder and thereunder and to consummate the Transactions. Except for the Parent Stockholder Approval, the execution, delivery and performance by each of Parent and Merger Co. of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Parent and Merger Co. of the Transactions are within the corporate powers of Parent and Merger Co. and have been duly and validly authorized by all necessary corporate and stockholder action (other than by Parent as the sole stockholder of Merger Co., which shall be obtained prior to the Effective Time) under Parent’s and Merger Co.’s certificates of incorporation and bylaws and applicable provisions of Delaware Law, other than the filing with the Secretary of State of the State of Delaware of the certificate of merger as required by Delaware Law. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Co. and the other Transaction Agreements shall have been duly and validly executed and delivered by Parent prior to the Effective Time. Assuming this Agreement constitutes and the other Transaction Agreements when executed and delivered prior to the Effective Time shall constitute legal, valid and binding agreements of the other parties hereto and thereto, this Agreement constitutes a legal, valid and binding agreement of Parent and Merger Co., and each of the other Transaction Agreements when executed and delivered prior to the Effective Time shall constitute legal, valid and binding agreements of Parent, in each case, enforceable against Parent or Merger Co., as applicable, in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

Section 5.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Co. of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each of Parent and Merger Co. of the Transactions do not and shall not require any action by or in respect of, consent or approval of, or filing with, any governmental body, agency, official or authority by or on behalf of Parent, Merger Co. or any other Parent Subsidiary other than (a) the filing of the certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act and any applicable state securities or “blue sky” laws; (d) compliance with applicable requirements of Nasdaq; (e) as set forth in Section 5.03 of the written disclosure schedule previously delivered by Parent to the Company (the “Parent Disclosure Schedule”); (f) filings pursuant to the Uniform Commercial Code or otherwise in connection with Liens to be granted in connection with the arrangements relating to the Parent Credit Agreement and the Capital Lease Facility; (g) as may be necessary as a result of any facts or circumstances relating solely to the Company, the Subsidiaries or any Principal Stockholder and (h) other actions, consents, approvals, filings and notifications, the failure of which to make or obtain would not prevent or delay Parent from performing its obligations under this Agreement or prevent or delay the consummation of the Transactions.

Section 5.04. Non-contravention. Except as set forth in Section 5.04 of the Parent Disclosure Schedule, the execution, delivery and performance by each of Parent and Merger Co. of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each of Parent and Merger Co. of the Transactions do not and shall not (a) contravene or conflict with the certificate of incorporation or bylaws of Parent or the equivalent organizational documents of the Parent Subsidiaries (including Merger Co.), (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to Parent or any Parent Subsidiary or any of their respective properties or assets, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or any Parent Subsidiary or to a loss of any benefit to which Parent or any Parent Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any Parent Subsidiary or any of their respective properties or assets or any license, franchise, permit or other similar authorization held by Parent or any Parent Subsidiary, or (d) result in the creation or imposition of any Lien on any property or asset of Parent, Merger Co. or any other Parent Subsidiary.

Section 5.05. Capitalization. The authorized capital stock of Parent consists of 350,000,000 Parent Common Shares and 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 25, 2004, there are outstanding 51,995,971 Parent Common Shares, 342,587 shares of 8% Series A Convertible Redeemable Preferred Stock, par value $0.01 per share, of Parent and 371,083 shares of 8% Series B Convertible Redeemable Preferred Stock, par value $0.01 per share, of Parent. As of the date hereof, there are outstanding options, warrants or rights to purchase an aggregate of 6,941,172 Parent Common Shares. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Except as set forth in Section 5.05 of the Parent Disclosure Schedule or this Section 5.05, and except as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “Parent 10-K”) or the Parent SEC Reports filed after the date of the Parent 10-K but prior to the date hereof (the Parent 10-K and such Parent SEC Reports, the “Parent Current SEC Reports”), as of the date hereof there are outstanding (a) no shares of capital stock or other voting securities of the Parent, (b) no securities of Parent exercisable, convertible or exchangeable for or into shares of capital stock or voting securities of Parent, (c) no options, warrants, rights of first refusal or other rights to acquire from Parent or any Parent Subsidiary, and no obligation of Parent or any Parent Subsidiary to issue, any capital stock, voting securities or securities exercisable, convertible or exchangeable for or into capital stock or voting securities of Parent and (d) no equity equivalents, interests in the ownership or earnings of Parent or any similar rights (the items in clauses 5.05(a), 5.05(b), 5.05(c) and 5.05(d) being referred to collectively as the “Parent Securities”). Except as set forth in Section 5.05 of the Parent Disclosure Schedule or as disclosed in the Parent Current SEC Reports, as of the date hereof, there are (i) no outstanding obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Securities, (ii) no preemptive or similar rights with respect to any Parent Securities, and (iii) no bonds, debentures, notes or other Indebtedness of Parent or any Parent Subsidiary having, or exercisable, convertible or exchangeable for or into other securities having, the right to vote on any matters on which stockholders may vote. The Parent Common Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, shall be fully paid and nonassessable free and clear of all Liens other than as set forth in the Transaction Agreements, and the issuance thereof shall not be subject to any preemptive or other similar right.

Section 5.06. SEC Filings.

(a) Parent has filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed by Parent with the SEC under the Securities Act and the Exchange Act since January 1, 2003 (collectively, the “Parent SEC Reports”).

(b) All Parent SEC Reports were prepared in all material respects in accordance with, and complied as to form in all material respects with, the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected in a subsequently filed Parent SEC Report.

Section 5.07. Financial Statements. The audited consolidated financial statements of Parent included in the Parent 10-K fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

Section 5.08. Finders’ Fees. Except for Miller Buckfire Lewis Ying & Co., LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any Parent Subsidiary who is or might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the Transactions.

Section 5.09. Merger Co. Merger Co. is a wholly owned direct subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 5.10. Information Supplied. None of the information supplied or to be supplied by Parent (except to the extent revised or superseded by amendments or supplements and except for the information provided by the Company in writing for inclusion therein) specifically for inclusion or incorporation by reference in (a) the Parent Registration Statement shall, at the time the Parent Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Parent Proxy Statement shall, at the date the Parent Proxy Statement is first mailed to Parent’s stockholders or at the time of the Parent’s Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion in the Parent Registration Statement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PRINCIPAL STOCKHOLDERS

Each Principal Stockholder represents and warrants, severally and not jointly, to Parent as of the date hereof and as of the Effective Time that:

Section 6.01. Existence and Power. Such Principal Stockholder (other than any Principal Stockholder that is a natural person) is a corporation, general partnership, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has all corporate, partnership or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Such Principal Stockholder (other than any Principal Stockholder that is a natural person) is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not and would not reasonably be expected to have a material adverse effect on such Principal Stockholder or such Principal Stockholder’s ability to perform its obligations under any Transaction Agreement to which it is a party.

Section 6.02. Authorization. Such Principal Stockholder (other than any Principal Stockholder that is a natural person) has all necessary corporate, partnership or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by such Principal Stockholder (other than any Principal Stockholder that is a natural person) of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by such Principal Stockholder (other than any Principal Stockholder that is a natural person) of the Transactions are within such Principal Stockholder’s powers and have been duly and validly authorized by all necessary corporate, partnership or limited liability company action. This Agreement has been duly and validly executed and delivered by such Principal Stockholder and the other Transaction Agreements to which such Principal Stockholder is a party shall have been duly and validly executed and delivered by such Principal Stockholder prior to the Effective Time. Assuming this Agreement constitutes and the other Transaction Agreements to which such Principal Stockholder is a party when executed prior to the Effective Time shall constitute legal, valid and binding agreements of the other parties hereto and thereto, this Agreement constitutes a legal, valid and binding agreement of such Principal Stockholder, and each of the other Transaction Agreements to which such Principal Stockholder is a party when executed and delivered prior to the Effective Time shall constitute a legal, valid and binding agreement of such Principal Stockholder, in each case enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

Section 6.03. Governmental Authorization. The execution, delivery and performance by such Principal Stockholder of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the Transactions do not and shall not require any action by or in respect of, consent or approval of, or filing with, any governmental body, agency, official or authority by or on behalf of such Principal Stockholder other than (a) as disclosed in Section 4.03 of the Company Disclosure Schedule and (b) other actions, consents, approvals, filings and notifications, the failure of which to make or obtain would not prevent or delay such Principal Stockholder from performing its obligations under this Agreement or prevent or delay the consummation of the Transactions.

Section 6.04. Non-contravention. The execution, delivery and performance by such Principal Stockholder of this Agreement and the other Transaction Agreements to which it is a party and the consummation by such Principal Stockholder of the Transactions do not and shall not (a) if such Principal Stockholder is not a natural person, contravene or conflict with the organizational documents of such Principal Stockholder, (b) assuming compliance with the matters referred to in Section 6.03, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to such Principal Stockholder or any of its properties or assets, or (c) contravene or constitute a default under any provision of any agreement, contract or other instrument binding upon such Principal Stockholder or any of its properties or assets.

Section 6.05. Investment Company Act. Such Principal Stockholder is not an “investment company” as defined in the Investment Company Act of 1940, as amended.

ARTICLE 7

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.01. Conduct by the Company. From the date hereof until the Closing, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice in compliance with all applicable laws and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing and except as expressly contemplated by this Agreement or the other Transaction Agreements, as may result from the consummation of the Transactions, as set forth in Section 7.01 of the Company Disclosure Schedule, or as otherwise consented to in writing by Parent in accordance with Section 7.02 (except if such consent would be inconsistent with applicable law), the Company shall not and shall cause the Subsidiaries not to:

(a) adopt or propose any change in its certificate of incorporation, bylaws or other organizational documents;

(b) issue, deliver, sell, pledge or transfer or authorize or propose the issuance, delivery, sale, pledge or transfer of any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, options or other rights to acquire, any such shares or enter into any agreement with respect to the foregoing, other than the issuance of Company Common Stock upon exercise of stock options or conversion of Preferred Stock outstanding on the date hereof in accordance with the present terms of such options or Preferred Stock in effect on the date hereof;

(c) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (ii) sell, lease or otherwise dispose of a Subsidiary or (iii) sell, lease or otherwise dispose of assets or securities;

(d) merge or consolidate with any other Person;

(e) make any investment, whether by purchase of stock or securities, contributions to capital or any property transfer (other than investments in cash or cash equivalents with a maturity of less than 90 days or investments in wholly-owned Subsidiaries made, in each case, in the ordinary course of business consistent with past practice), or purchase for an amount in excess of $25,000, any property or assets of any other individual or entity, except for inventory purchased for resale in the ordinary course of business consistent with past practice;

(f) enter into any agreement or arrangement that limits or otherwise restricts the Company or any Subsidiary or any of their respective Affiliates or successors thereto or that by its terms could, after the Effective Time, limit or restrict Parent or the Company or any of their respective Affiliates or successors thereto, from engaging or competing in any line of business or in any geographic area;

(g) waive, release or relinquish any material right;

(h) modify or change in any material respect any existing material license, lease, contract or other agreement;

(i) enter into any agreements involving aggregate expenditures or receipts of more than $50,000 individually or $150,000 in the aggregate;

(j) create, incur or assume, or execute any new guarantee of, any Indebtedness in excess of $25,000 in the aggregate or prepay any indebtedness;

(k) other than pursuant to arrangements existing on the date hereof, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of any other Person (other than any Subsidiary) in an amount in excess of $50,000;

(l) make any loans or advances other than (i) loans or advances to wholly-owned Subsidiaries made in the ordinary course of business consistent with past practice and (ii) routine salary, travel and expense advances to Company Employees in the ordinary course of business consistent with past practice;

(m) (i) engage in any transaction, or enter into any contract, agreement or arrangement (other than this Agreement, the Transactions and transactions pursuant to any such contract, agreement or arrangement entered into prior to the date hereof or pursuant to any contract, agreement or arrangement set forth in Section 7.01 of the Company Disclosure Schedule) with any Affiliate, Principal Stockholder or portfolio company of any Principal Stockholder, or (ii) amend, waive or relinquish any rights relating to any such transaction, contract, agreement or arrangement referred to in clause (i) immediately above that shall remain outstanding after the Closing in accordance with Section 8.06;

(n) authorize any new capital expenditures which, individually, are greater than $100,000;

(o) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than (i) cash dividends and distributions by a wholly-owned Subsidiary to the Company or to a Subsidiary all of the capital stock which is owned directly or indirectly by the Company or (ii) the issuance of Company Common Stock upon exercise of stock options or conversion of Preferred Stock outstanding on the date hereof in accordance with the terms of such options or Preferred Stock in effect on the date hereof; or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of the Subsidiaries;

(p) (i) increase the compensation or fringe benefits of any Company Employee (except for increases in salary or wages in the ordinary course of business consistent with past practice and the payment of accrued and earned but unpaid bonuses), (ii) grant, agree to grant, or amend or modify any grant or agreement to grant, any severance, termination, retention or similar payment to any Company Employee, (iii) loan or advance any money or other property to any Company Employee (other than routine salary, travel and expense advances to Company Employees in the ordinary course of business and consistent with past practice), (iv) establish, adopt, enter into, amend or terminate any Company Plan, collective bargaining or labor agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement (other than as may be required by the terms of an existing Company Plan or collective bargaining agreement, or as may be required by applicable law or in order to qualify such Company Plan or collective bargaining agreement under Sections 401 and 501 of the Code), or (v) grant any equity or equity-based awards, other than, in the cases of each of clauses (i) through (v) immediately above, pursuant to commitments of the Company or any Subsidiary existing on the date hereof required by contracts set forth in Section 4.08(k) or Section 4.12 of the Company Disclosure Schedule;

(q) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the consolidated financial statements of the Company referred to in Section 4.07 or liabilities incurred in the ordinary course of business;

(r) make or change any Tax election or settle or compromise any income tax liability;

(s) change any method of accounting, accounting policy or accounting practice, except for any such change required by reason of a concurrent change in GAAP as concurred with by the Company’s independent auditors;

(t) fail to maintain insurance coverage at presently existing levels;

(u) increase the amount of cash which, in accordance with GAAP, is not immediately available for use and is recorded on the consolidated balance sheet of the Company (which shall be prepared in accordance with GAAP applied on a consistent basis) as “restricted cash”;

(v) agree or commit to do any of the foregoing; or

(w) knowingly take or agree or commit to take any action that would make any representation and warranty of the Company or any Principal Stockholder hereunder inaccurate in any material respect at, or as of any time prior to, the Closing, except for any representation or warranty made as of a specified date.

Section 7.02. Consent by Parent. Any consent by Parent pursuant to Section 7.01 or as contemplated by the definition of Excluded Expenses as set forth in Section 1.01 may be provided by any of (a) Chairman and Chief Executive Officer of Parent or (b) the Senior Vice President-Chief Financial Officer of Parent, with a copy to the Senior Vice President – Legal and Regulatory of Parent. Parent shall use commercially reasonable efforts to approve or deny any such request for consent by the close of business on the third Business Day after the later of receipt of such request from the Company or the receipt of any materials from the Company requested by Parent in connection with its consideration of such request. Any request or consent which is given to any party hereunder shall be in writing and shall be deemed given or received if delivered or transmitted by telecopy, electronic mail or other means to the address provided in Section 12.01 to the attention of the persons referred to in this Section 7.02 (in the case of any such request) or the duly authorized representative of such party.

ARTICLE 8

ADDITIONAL AGREEMENTS

Section 8.01. Government and Other Consents and Approvals; Company Stockholder Approval.

(a) The Company, Parent and the Principal Stockholders shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with or as a result of the consummation of the Transactions and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) On or before 5:00 PM Eastern Time on the second Business Day after the date of execution of this Agreement, the Company shall seek the Company Stockholder Approval. By executing this Agreement, the parties do not intend that this Agreement shall be deemed to (i) constitute approval and adoption of this Agreement and the Merger under the DGCL by written consent of the Principal Stockholders in lieu of a meeting or (ii) an agreement by the Principal Stockholders to vote for, or consent in respect of, approval and adoption of this Agreement and the Merger. In connection with the Company Stockholder Approval, the Company shall comply with all disclosure and other obligations to its stockholders under the DGCL and any other applicable laws. Without limiting the generality of the foregoing, the Company agrees that its obligations in this Section 8.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal. Unless Parent and the Company agree otherwise in writing, the Company shall send to any stockholder of the Company who did not consent to the Company Stockholder Approval (i) within 30 days of the Company Stockholder Approval, the notice contemplated in Section 262(d)(2) of the DGCL (the “Appraisal Notice”) and (ii) within seven days of the Company Stockholders Approval, the notice of the Company Stockholder Approval contemplated in Section 228(e) of the DGCL. Any notice, solicitation or similar disclosure circulated to the stockholders of the Company shall include the recommendation of the Board of Directors of the Company that the stockholders of the Company vote in favor of adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, and the written opinion of the financial advisor to the Company’s Board of Directors referred to in Section 4.26 that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares. Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 11.01.

Section 8.02. Preparation of the Parent Registration Statement; Parent Stockholders Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC the Parent Registration Statement, in which the Parent Proxy Statement shall be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Parent Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, and Parent shall use its reasonable best efforts to cause the Parent Proxy Statement to be mailed to Parent’s stockholders as promptly as reasonably practicable after the Parent Registration Statement is declared effective under the Securities Act. The Company shall furnish all information concerning the Company and the holders of Company Common Stock and Company Preferred Stock as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Parent Registration Statement or the Parent Proxy Statement shall be made by Parent without providing the Company the opportunity to review and comment thereon. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Parent Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Parent Proxy Statement or the Parent Registration Statement. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Parent Registration Statement or the Parent Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other such party hereto of such information and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

(b) As promptly as reasonably practicable after the Parent Registration Statement is declared effective under the Securities Act, Parent shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) in accordance with the DGCL for the purpose of obtaining the Parent Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval of the Parent Stockholder Proposals. Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 11.01.

(c) The Company shall use its reasonable best efforts to cause Latham & Watkins LLP, counsel to the Company, and Parent shall use its reasonable best efforts to cause Hogan & Hartson L.L.P., counsel to Parent, to deliver a tax opinion for inclusion in the Parent Registration Statement in the form required by the SEC. In rendering such opinions, Latham & Watkins LLP and Hogan & Hartson L.L.P. may require delivery of and rely upon representation letters delivered by the Company and Parent in customary form.

Section 8.03. Access to Information. From the date hereof until the Closing, the Company shall (i) give Parent and its counsel, financial advisors, auditors and other authorized representatives (collectively, the “Parent Representatives”) reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries, including access to each Owned Real Property and Leased Real

Property for purposes of conducting Phase I and Phase II environmental site assessments, (ii) furnish to Parent and the Parent Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel and financial advisors to cooperate with Parent in Parent’s investigation of the business of the Company and the Subsidiaries; provided that any information provided to Parent or the Parent Representatives pursuant to this Section 8.03 shall be subject to the Company Confidentiality Agreement; and provided further that no investigation pursuant to this Section 8.03 or otherwise in connection with this Agreement and the other Transaction Agreements shall affect any representation or warranty given by the Company or any Principal Stockholder hereunder. Any investigation pursuant to this Section 8.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and the Subsidiaries. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company and the Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any Subsidiary to risk of liability. From the date hereof until the Closing, the Company and each Principal Stockholder shall furnish and shall cause each Subsidiary to furnish to Parent copies of any notices, documents, requests, court papers or other materials received from any governmental agency or third party with respect to the Transactions.

Section 8.04. No Solicitation. (a) Neither the Company nor any Principal Stockholder shall, nor shall the Company or any Principal Stockholder authorize or permit any of their respective Affiliates or any respective officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any Principal Stockholder or any of their respective Affiliates to, (i) solicit, initiate or encourage any Acquisition Proposal (as herein defined), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with the intent of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal other than the transactions contemplated hereby. Without limiting the foregoing, any violation of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney or other advisor or representative of (A) the Company, (B) any Principal Stockholder or (C) any of their respective Affiliates, whether or not such Person is purporting to act on behalf of the Company, any Principal Stockholder or any of their respective Affiliates or otherwise, shall be deemed to constitute an intentional breach of this Section 8.04 by the Company for purposes of this Agreement. Except as otherwise provided in this Agreement, the Company and each Principal Stockholder shall, and each shall cause its Affiliates to, immediately cease any activities, discussions or negotiations existing as of the date of this Agreement with any Persons (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Proposal, and shall not pursue, directly or indirectly, an Acquisition Proposal received on or prior to the date of this Agreement from any Person (other than Parent and its representatives). The Company shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement relating to an Acquisition Proposal to which such party is a party. For purposes of this Section 8.04, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than Parent or any Parent Subsidiaries, and the term “Acquisition Proposal” means (1) any proposal for a merger or other business combination involving the Company or any Subsidiary or (2) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities or any class of the equity securities of the Company or 20% or more of the assets of the Company and the Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.

(b) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company, acting at the direction of and on behalf of the Company, at any time prior to 11:59 p.m. Eastern Time on the date of the Company Stockholder Approval from (i) providing information in response to a request therefor by a Person who has delivered to the Company an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) (A) no less favorable to the Company than those contained in the Confidentiality Agreement and (B) no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement; or (ii) engaging in negotiations or discussions with a Person who has delivered to the Company an unsolicited bona fide written Acquisition Proposal; if, and only to the extent that, in each such case referred to in clause (i) or (ii) immediately above, prior to 11:59 p.m. Eastern Time on the date of the Company Stockholder Approval, (1) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that the Acquisition Proposal, if accepted, is reasonably likely to be consummated, (2) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that the Acquisition Proposal would, if consummated, result in a transaction that is more favorable to the Company’s stockholders than the Merger from a financial point of view (any Acquisition Proposal as to which such determination in clauses (1) and (2) immediately above is made being referred to in this Agreement as a “Superior Proposal”) and (3) the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that such action is required by the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable law.

(c) Nothing in this Section 8.04 shall permit the Company to enter into any agreement, orally or in writing, with respect to an Acquisition Proposal during the term of this Agreement (other than a confidentiality agreement as described above). The Company promptly shall advise Parent of any Acquisition Proposal (including the terms thereof and the identity of the person making the Acquisition Proposal) and inquiries with respect to any Acquisition Proposal and shall keep Parent informed on a current basis of the status of any discussions regarding an Acquisition Proposal. Nothing herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the Exchange Act.

Section 8.05. Notices of Certain Events.

(a) The Company and each Principal Stockholder shall promptly notify Parent of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(ii) any notice or other material communication from any governmental or regulatory agency or authority in connection with the Transactions;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company or such Principal Stockholder, threatened against, relating to or involving or otherwise affecting any Principal Stockholder, the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or which relate to the consummation of the Transactions; and

(iv) solely with respect to the Company and not with respect to any Principal Stockholder, any time at which the EBITDA Target equals or exceeds the EBITDA by $100,000 or more for any EBITDA Monthly Measurement Period.

(b) Parent shall promptly notify the Company and the Stockholders’ Representative of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(ii) any notice or other material communication from any governmental or regulatory agency or authority in connection with the Transactions;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Parent, threatened against, relating to or involving or otherwise affecting Parent or any of the Parent Subsidiaries which, if pending during the quarterly period covered by the most recent Quarterly Report on Form 10-Q that is a Parent Current SEC Report, would have been required to have been disclosed pursuant to the Parent Current SEC Reports or which relate to the consummation of the Transactions; and

(iv) (A) any contemplated transaction with third parties involving the acquisition or sale of all or substantially all of the assets of Parent or the Parent Subsidiaries and (B) any contemplated transaction with a third party involving the acquisition or sale of all or substantially all of the assets of such third party to Parent or the Parent Subsidiaries, whether structured as a merger, consolidation or otherwise, provided the Company and the Stockholders’ Representative execute a confidentiality agreement in a form reasonably acceptable to Parent.

Section 8.06. Affiliate Transactions. Immediately prior to the Closing, the Company and each Principal Stockholder agree that, other than the Contracts listed in Section 8.06 of the Company Disclosure Schedule, all Contracts (including, for the avoidance of doubt, all notes, bonds and other instruments evidencing indebtedness of any kind) between (a) such Principal Stockholder or any of its Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, or (b) any other Affiliate of the Company, on the one hand, and the Company or any Subsidiary, on the other hand, shall be terminated or settled (without any post-Closing payments by Parent, any Parent Subsidiary, the Company or any Subsidiary or resulting obligations or liabilities of Parent, any Parent Subsidiary, the Company or any Subsidiary), as the case may be, and be of no further force or effect, notwithstanding any terms thereof to the contrary.

Section 8.07. Affiliate Letters. The Company has disclosed in Section 8.07 of the Company Disclosure Schedule all Persons who are, or may be, as of the date hereof, its “affiliates” as that term is used in Rule 145 of the rules and regulations of the SEC under the Securities Act. The Company shall use its reasonable best efforts to cause each Person who is identified as an “affiliate” in Section 8.07 of the Company Disclosure Schedule to deliver to the Parent as promptly as practicable, but in no event more than 30 days prior to the Closing Date, a signed agreement substantially in the form attached hereto as Exhibit G. Parent shall place the applicable Rule 145 legend on stock certificates representing Parent Common Shares issued in the Merger to such affiliates. Parent shall use its reasonable best efforts to remove such legends promptly when such legends are no longer required by applicable law.

Section 8.08. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or governmental entity in order to consummate the Merger or any of the other Transactions and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations. Without limiting the foregoing, each party and its Board of Directors shall use their reasonable best efforts to (x) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other Transactions and (y) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the other Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. In furtherance and not in limitation of the foregoing, if required by the HSR Act or other Regulatory Law, Parent, each Principal Stockholder and the Company each shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other application or notice required by Regulatory Law with respect to the Transactions as promptly as practicable after the date hereof and shall supply as promptly as practicable any additional information and documentary materials that may be requested pursuant to the HSR Act and shall timely file any other documents, or timely make any appearances, required by Regulatory Law and use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law. Nothing in this Section 8.08 shall require any of Parent and the Parent Subsidiaries or the Company and the Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of any assets of Parent and the Parent Subsidiaries or the Company and the Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a governmental entity or any other Person or for any other reason.

(b) Each Principal Stockholder, Parent and the Company each shall, in connection with the efforts referred to in Section 8.08(a) to obtain all requisite material approvals and authorizations for the Transactions under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other parties of any material communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, and (iii) permit the other parties to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other governmental entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable governmental entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 8.08(a) and 8.08(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Transaction as violative of any Regulatory Law, each Principal Stockholder, Parent and the Company each shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 8.08 shall limit a party’s rights to terminate this Agreement pursuant to Section 11.01.

(d) If any objections are asserted with respect to the Transactions under any Regulatory Law or if any suit is instituted by any governmental entity or any private party challenging any of the Transactions as violative of any Regulatory Law, each Principal Stockholder, Parent and the Company each shall use its reasonable best efforts to resolve any such objections or challenge as such governmental entity or private party may have to such Transactions under such Regulatory Law so as to permit consummation of the Transactions.

(e) Nothing in this Section 8.08 shall require Parent or any Parent Subsidiary to agree to any material modification of any material provision of either of the Parent Credit Agreement or any security agreement related to the Parent Credit Agreement.

Section 8.09. Public Announcements. On or prior to Closing, no party hereto shall make any press release, public statement or public announcement with respect to this Agreement, the other Transaction Agreements or the Transactions without the prior written consent of (a) Parent, if such press release, public statement or announcement is made by any Principal Stockholder or the Company, and (b) the Company, if such press release or public statement or announcement is made by Parent; provided, however, that each party hereto may make any press release, public statement or public announcement which such party determines, after consultation with its outside legal counsel, is required by applicable law or any listing agreement with any national securities exchange or Nasdaq, in which case, the party desiring to make such disclosure or announcement shall use its reasonable best efforts to consult with the other parties hereto as provided in clauses (a) and (b) immediately above prior to making such disclosure or announcement.

Section 8.10. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Each of the parties hereto shall execute and deliver such documents and other papers and take such further action as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Agreements and to make effective the Transactions.

Section 8.11. Confidentiality. The Non-Disclosure Agreement dated June 3, 2004 between the Company and Parent (the “Confidentiality Agreement”) shall continue in full force and effect prior to the Effective Time and after any termination of this Agreement.

Section 8.12. Obligations of Merger Co. Parent shall take all action necessary to cause Merger Co. to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 8.13. Enter into Transaction Agreements. Each party hereto shall enter into the Transaction Agreements to which this Agreement contemplates it shall become a party at or prior to the Closing.

Section 8.14. Director and Officer Liability.

(a) For six years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws and as provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b) Prior to the Closing Date, the Company shall procure a “tail” insurance policy for the Surviving Corporation which shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in such amount that are no less favorable than those of such policy in effect on the date hereof. The cost of such policy shall be included in the Transaction Expenses.

Section 8.15. Employee Benefits.

(a) (i) On or prior to the date hereof, the Company shall have entered into revised employment agreements with the senior executives of the Company set forth in Section 8.15(a) of the Company Disclosure Schedule each in the form attached as an exhibit to Section 8.15(c) of the Company Disclosure Schedule (the “Executive Agreements”) and (ii) within 30 days after the date hereof, the Company shall have adopted a broad-based severance and retention program (the “Approved Severance and Retention Program”) in form, scope and substance set forth in Section 8.15(a) of the Company Disclosure Schedule; provided that all costs of the Approved Severance and Retention Program and any other deferred compensation arrangements shall not exceed $3,600,000 and shall include (x) any severance costs payable under the Executive Agreements, (y) any costs of any existing or revised agreements with directors, officers or employees or consultants which are payable in whole or in part based upon the retention or severance of such directors, officers or employees in connection with the consummation of the Transactions other than the Company Retention Plan, and (z) any compensation which is owed but has not been paid for any reason without regard to the consummation of the Transactions; and provided, further, with respect to clause (ii) above, such amounts shall include any taxes, benefits (except with respect to the benefits for the employees listed in Item 2 to Section 4.16 of the Company Disclosure Schedule) or other payments (including any tax “gross-up” payments) payable or accrued in connection therewith but shall exclude for such purposes the Company’s portion of any FICA or Medicaid taxes and employee benefits for the employees listed in Item 2 to Section 4.16 of the Company Disclosure Schedule.

(b) As soon as reasonably practicable following the Closing Date, Parent shall arrange for, or shall cause the Surviving Corporation to arrange for, employees of the Company and the Subsidiaries as of the Closing who continue employment with Parent or any Parent Subsidiary (including the Surviving Corporation and any subsidiary thereof) (the “Continuing Employees”) to participate in the employee benefit plans of Parent on terms no less favorable than those offered to similarly situated employees of Parent, and Parent shall use commercially reasonable efforts to ensure that Continuing Employees who are actually employed (or on approved absence or leave) and currently working for the Company or any Subsidiary at the Effective Time do not have a lapse of coverage in the transition from a Company Plan to any corresponding employee benefit plans of Parent. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service under any such employee benefit plan of Parent for which a Continuing Employee may be eligible after the Closing Date, Parent shall use its commercially reasonable efforts to ensure that service by such Continuing Employee with the Company or any Subsidiary shall be deemed to have been service with Parent. Nothing in this Section 8.15 shall limit the right of Parent, the Surviving Corporation or any other Parent Subsidiary to terminate the employment of any employee of the Company or any Subsidiary (including any Continuing Employees) at any time.

(c) As soon as practicable prior to the Closing Date, but in no event less than one day prior to the Closing Date, the Company shall take all corporate actions necessary to: (i) freeze participation and benefit accruals under the Company 401(k) Plan, effective no later than one day prior to the Closing Date; and (ii) terminate the Company 401(k) Plan, effective no later than one day prior to the Closing Date. As soon as practicable prior to the Closing Date, the Company shall contribute to each Company 401(k) Plan all contributions, including but not limited to employee deferrals and related matching contributions, required or necessary under the terms of such Company 401(k) Plan covering the benefits that have accrued as of the Closing Date. Following the Closing Date, Parent and Merger Co. shall take all steps necessary to obtain a favorable determination letter with respect to the termination of the Company’s 401(k) Plan. Distribution of all Company 401(k) Plan assets not otherwise distributable shall be made following receipt of such favorable determination letter.

(d) Immediately after the Effective Time, Parent shall issue the Parent Common Stock required pursuant to the Company Retention Plan to be issued to the Persons entitled to such Parent Common Stock.

Section 8.16. Incentive Plans. The Company shall terminate each equity incentive plan maintained by the Company or any Subsidiary for the benefit of employees and directors of the Company or any Subsidiary and all rights of all persons under or related to such plans. The Company shall obtain all consents and approvals necessary for such terminations and shall not pay any consideration to obtain such consents.

Section 8.17. Portfolio Company Actions. Notwithstanding any provision of this Agreement to the contrary, (a) each Principal Stockholder agrees that it shall use its reasonable best efforts not to (and shall use its reasonable best efforts to cause its Affiliates not to) direct, encourage or facilitate the taking of any action by any portfolio company of such Principal Stockholder or Affiliate of such Principal Stockholder to the extent that such action would be prohibited by the terms of this Agreement if taken directly by such Principal Stockholder, and (b) no provision of this Agreement shall bind any portfolio company of any Principal Stockholder and, except as provided in clause (a) above, no Principal Stockholder shall be liable for any action taken by any such portfolio company.

Section 8.18. Parent’s Stock Incentive Plan. Parent agrees that, in connection with the Transactions, Parent’s Stock Incentive Plan shall continue, and all options previously granted under Parent’s Stock Incentive Plan shall be deemed to be assumed for purposes of Section 20.3 of Parent’s Stock Incentive Plan.

Section 8.19. No Recourse. Notwithstanding any provision in this Agreement, each of the Principal Stockholders hereby irrevocably waives any and all claims and right to recourse against the Company or the Surviving Corporation, or any of their respective officers, directors and employees, with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions, covenants or agreements, given or made by the Company in this Agreement, any other Transaction Agreement or any other agreements and documents executed or to be executed in order to consummate the Transactions. No Principal Stockholder shall be entitled to contribution from, subrogation to or recovery against the Company or the Surviving Corporation with respect to any liability of any Principal Stockholder that may arise under or pursuant to this Agreement, any other Transaction Agreement or any other agreements or documents executed or to be executed by the parties hereto in connection. In consideration of this Agreement, the Principal Stockholders (collectively, the “Releasing Parties”) hereby release the Company, the Surviving Corporation and their respective officers, directors and employees (the “Released Parties”) from any and all claims, liabilities and causes of action arising out of the investment by the Releasing Parties in the Company or any actions or omissions to act by the Released Parties in connection with the ownership or operation of the Company’s business.

Section 8.20. Consent of Principal Stockholders. Each of the Principal Stockholders hereby consents to (and waives any right to notice or approval of) the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, under or pursuant to the agreements and instruments set forth in Section 8.20 of the Company Disclosure Schedule.

Section 8.21. Targets. The Principal Stockholders shall cause the Company to use its best efforts to meet or exceed the Cash Target, the EBITDA Target and the Working Capital Target.

Section 8.22. Appointment of Stockholders’ Representative. The Company and the Principal Stockholders hereby appoint James P. TenBrook as agent and the attorney-in-fact of the Principal Stockholders, with full authority to act, for and on behalf of any or all of Principal Stockholders (in each case with full power of substitution in the premises), in connection with such matters as are reasonably necessary for the consummation of the transactions contemplated hereby, including, without limitation, (a) to receive notice of, to defend and to compromise on their behalf with Parent any claims asserted under this Agreement or the Escrow Agreement, (b) to execute and deliver on behalf of the Principal Stockholders any documents or agreements contemplated by or necessary or desirable in connection with this Agreement or the Escrow Agreement, (c) to engage counsel, accountants or other representatives in connection with the foregoing matters and (d) to take such further actions, including coordinating and administering the pre-Closing and the post-Closing matters related to the rights and obligations of the Principal Stockholders under this Agreement or the Escrow Agreement, to send and receive notices on behalf of the Principal Stockholders under this Agreement or the Escrow Agreement, and to provide any consents on behalf of the Principal Stockholders as are authorized in or contemplated by this Agreement or the Escrow Agreement (the above named representative, as well as any subsequent representative the Principal Stockholders who hold at least a majority of the Merger Consideration may appoint from time to time to replace James P. TenBrook being referred to herein as the “Stockholders’ Representative”). The Stockholders’ Representative shall have full power and authority to represent all of the Principal Stockholders and their successors with respect to all matters arising under this Agreement or the Escrow Agreement and all actions taken by the Stockholders’ Representative hereunder and thereunder shall be binding upon all of the Principal Stockholders and their successors as if expressly confirmed and ratified in writing by each of them, and no Principal Stockholder shall have the right to object, dissent, protest or otherwise contest any such actions. The Stockholders’ Representative shall not be liable to any Principal Stockholder, Parent, the Surviving Corporation or their respective Affiliates or any other Person with respect to any action taken or omitted to be taken by the Stockholders’ Representative in his role as Stockholders’ Representative under or in connection with this Agreement (all of which actions and omissions shall be legally binding upon each Principal Stockholder), unless such action or omission constitutes fraud, gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Representative. Parent, Merger Co. and the Surviving Corporation shall be entitled to rely on such appointment and treat such Stockholders’ Representative as the duly appointed attorney-in-fact of each Principal Stockholder for all purposes of this Agreement. Each Principal Stockholder who executes this Agreement, by such execution and without any further action, confirms such appointment and authority. Cooley Godward LLP shall serve as legal counsel to the Stockholders’ Representative until such time as the Principal Stockholders who hold at least a majority of the Merger Consideration appoint a successor to replace Cooley Godward LLP. All fees and expenses of the Stockholders’ Representative, including any legal fees, shall be paid by the Principal Stockholders.

Section 8.23. Tax Matters.

(a) The Company shall prepare and file (or cause to be prepared and filed) in a timely manner all Returns for the Company and its Subsidiaries that are required to be filed on or before the Closing Date. Parent shall prepare and file (or cause to be prepared and filed) in a timely manner any Return for the Company and its Subsidiaries that is required to be filed after the Closing Date (such Returns, “Parent’s Returns”). Prior to the filing of any Parent’s Return for any Pre-Closing Tax Period or any Straddle Period, Parent shall deliver a draft of such Return prepared in accordance with past custom and practice to the Stockholders’ Representative at least 30 days before the due date (after giving effect to any applicable valid extension) on which such Return is required to be filed. With respect to Parent’s Returns for Pre-Closing Tax Periods, Parent shall incorporate thereon any reasonable comments provided in writing by the Stockholders’ Representative within ten days after Parent provides such Returns. With respect to Parent’s Returns for Straddle Periods, Parent shall incorporate thereon any reasonable comments provided in writing by the Stockholders’ Representative within ten days after Parent provides such Returns, to the extent such revisions relate to Taxes that are attributable to any Pre-Closing Partial Tax Period (as determined in Section 8.23(b) below).

(b) For purposes of this Section 8.23, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the Pre-Closing Partial Tax Period shall (i) in the case of any Tax based on or measured by income or receipts of the Company during the Straddle Period, be deemed equal to the amount which would by payable as computed on a “closing-of-the-books” basis if the relevant Tax period ended on the Closing Date, provided that any Taxes attributable to transactions not in the ordinary course of business that occur on the Closing Date but after the Closing shall be considered to have occurred on the day following the Closing Date, and (ii) in the case of any other Tax, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period.

(c) Parent covenants that it shall not cause or permit the Company or any Affiliate of Parent (i) to take any action on the Closing Date other than in the ordinary course of business, including, but not limited to, the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability of any Principal Stockholder or (ii) to make any election or deemed election under Section 338 of the Code (or any analogous or similar rules in any relevant tax jurisdiction). Parent represents that it has no plan or intention to make or change any Tax election, amend any Return, take any action, omit to take any action or enter into any transaction that would result in any increased Tax liability, reduction of any Tax Asset of the Company or any Subsidiary in respect of any Pre-Closing Tax Period or any Pre-Closing Partial Tax Period that would increase the indemnification obligations of the Principal Stockholders under Section 10.01(a).

(d) The Stockholders’ Representative and Parent agree to give prompt notice to each other of any proposed adjustment to Taxes for any Pre-Closing Tax Period or Pre-Closing Partial Tax Period of the Company and its Subsidiaries. The Stockholders’ Representative and Parent shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or any of its Subsidiaries for such periods and each may participate at its own expense, provided that the Stockholders’ Representative shall have the right to control the conduct of any such audit or proceeding for which any resulting Tax is covered by the indemnity provided in Section 10.01. Notwithstanding the foregoing, in the case of any audit or proceeding that relates to Taxes for both the Pre-Closing Period (or any Pre-Closing Partial Tax Period) and the Post-Closing Period (or any Post-Closing Partial Tax Period), the parties shall use reasonable efforts to cause such proceedings to be bifurcated between the matters for which Parent is responsible and the matters covered by the indemnity provided in Section 10.01. If the parties are able to cause the proceedings to be bifurcated, then the Stockholders’ Representative shall control that portion of the proceedings covered by the indemnity provided in Section 10.01 and Parent shall control all other aspects of the proceedings. To the extent the parties are unable to cause such bifurcation, Parent and the Stockholders’ Representative shall jointly control such proceedings.

(e) The Stockholders’ Representative and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including the execution of powers of attorney and access to books and records) relating to the Company or any of the Subsidiaries as is reasonably necessary for the preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

(f) The parties agree to treat all payments made under Section 10.01 as adjustments to the Merger Consideration for income Tax purposes.

(g) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

(h) Except as expressly provided otherwise and except for the representations contained in Section 4.11, this Section 8.23 shall be the sole provision governing matters relating to Taxes in connection with the Transactions. In any conflict between this Section 8.23 and Article 10, this Section 8.23 shall control.

Section 8.24. Delivery of Audited Financial Statements. Immediately after the execution of this Agreement, the Company shall deliver to Parent copies of the final audited consolidated financial statements of the Company as of December 31, 2002 and 2003 for the fiscal years ended December 31, 2002 and 2003 which are identical to the draft consolidated financial statements previously furnished to Parent in all respects except for the signature of the auditor identified therein.

ARTICLE 9

CONDITIONS TO THE CLOSING

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) any applicable waiting period under the HSR Act relating to the Closing shall have expired or been terminated;

(b) each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained;

(c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or restrain the consummation of the Closing; provided, however, that each Principal Stockholder, the Company and Parent each shall use their respective reasonable best efforts to have any such judgment, order, decree or injunction vacated;

(d) there shall not be instituted or pending any action or proceeding by any government or governmental authority or agency, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Closing or seeking to obtain material damages or otherwise directly or indirectly relating to the Transactions, (ii) seeking to restrain or prohibit the ownership or operation by Parent or the Parent Subsidiaries (or by the Company or the Subsidiaries) of all or any material portion of the business, properties or assets of the Company and the Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole, or to compel Parent or any of the Parent Subsidiaries to dispose of or hold separate all or any material portion of the business, properties or assets of the Company and the Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Parent or any of the Parent Subsidiaries to control effectively the business or operations of the Company and the Subsidiaries, taken as a whole, or the ability of Parent or any of the Parent Subsidiaries effectively to exercise full rights of ownership of any shares of the Company or any Subsidiary on all matters properly presented to the Company’s stockholders or (iv) seeking to require divestiture by Parent or any of the Parent Subsidiaries of any shares of capital stock of the Company, and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation proposed, adopted or enacted, that is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iv);

(e) the Parent Registration Statement shall have become effective under the Securities Act prior to the mailing of the Parent Proxy Statement by Parent to its stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC;

(f) the Parent Common Shares issuable to the Stockholders as contemplated by Article 2 shall have been approved for listing on Nasdaq subject to official notice of issuance;

(g) all notices to any governmental or other regulatory body set forth in Section 9.01(g) of the Company Disclosure Schedule and Section 9.01(g) of the Parent Disclosure Schedule shall have been filed and all consents, approvals and licenses of any governmental or other regulatory body set forth in Section 9.01(g) of the Company Disclosure Schedule and Section 9.01(g) of the Parent Disclosure Schedule shall have been obtained and shall be considered final and effective, notwithstanding the availability of administrative procedures to reconsider, revise or review the granting of any such consent or approval or the issuances of any such license;

(h) any consent, approval, agreement or other action required under the agreements, contracts or other instruments listed on Section 9.01(h) of the Company Disclosure Schedule shall have been received by the Company or a Principal Stockholder, as the case may be, and no such consent, approval, agreement or other action shall have been revoked; and

(i) Parent and the Company shall have agreed to, and countersigned, the Reconciliation Worksheet.

Section 9.02. Conditions to the Obligations of Parent and Merger Co. The obligations of Parent and Merger Co. to consummate the Transactions are subject to the satisfaction or waiver by Parent at or prior to the Closing of the following further conditions:

(a) (i) each of the Company and each Principal Stockholder shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date (other than the obligations set forth in Section 8.15(a) which shall have been performed in all respects), (ii) the representations and warranties of the Company and each Principal Stockholder contained in this Agreement and in any certificate or other writing delivered by the Company or any Principal Stockholder pursuant hereto (A) that are qualified by materiality, material adverse effect or Material Adverse Effect shall be true and correct at and as of the Closing as if made at and as of such time, and (B) that are not qualified by materiality, material adverse effect or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except in each case in respect of representations made as of a specified date, which shall be required to be true and correct or true and correct in all material respects, as the case may be, as of such specified date), and (iii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company with respect to the Company’s obligations, representations and warranties to the foregoing effect and a certificate signed by each Principal Stockholder (which shall be signed on behalf of each Principal Stockholder that is not a natural person by a duly authorized officer of such Principal Stockholder) with respect to such Principal Stockholder’s obligations, representations and warranties to the foregoing effect;

(b) at any time after the date of this Agreement, there shall not have occurred a Material Adverse Effect;

(c) (i) the Lease Termination Payment Amount, to the extent that it constitutes Debt, and all other Debt of the Company and the Subsidiaries on a consolidated basis, outstanding immediately prior to the Effective Time, shall not exceed $5,500,000 in the aggregate and shall be of substantially the same nature as the Debt set forth in Section 4.07(d) of the Company Disclosure Schedule and (ii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company to the foregoing effect;

(d) Parent shall have received executed copies of the Executive Agreements;

(e) each of Parent and Merger Co. shall have received all documents reasonably requested by it relating to the existence of the Company and each Principal Stockholder (other than any Principal Stockholder that is a natural person), and the corporate or other authority for the entry by the Company and each Principal Stockholder into this Agreement and the other Transaction Agreements, all in form and substance reasonably satisfactory to Parent;

(f) the FDN Transaction shall have been consummated;

(g) each Principal Stockholder shall have executed and delivered the Amended and Restated Governance Agreement to Parent;

(h) Parent shall have received the favorable written opinions, dated as of the Closing Date, of (i) Lozier, Thames & Frazier and Latham & Watkins LLP, counsel to the Company, in a form satisfactory to Parent, to the effect set forth in Exhibit H attached hereto and (ii) the opinion of Hogan & Hartson L.L.P., counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and, in rendering such opinion, Hogan & Hartson L.L.P. may require delivery of and rely upon representations letters delivered by Parent in customary form);

(i) the Dissenting Shares shall not constitute more than (A) 400,000 shares of Company Common Stock and (B) 400,000 shares of Company Preferred Stock;

(j) any consent, approval, agreement or other action required under the agreements, contracts or other instruments listed on Section 9.02(j) of the Parent Disclosure Schedule shall have been received by the Parent, and no such consent, approval, agreement or other action shall have been revoked;

(k) the Parent Charter Amendment shall be in full force and effect;

(l) Parent shall have duly amended its bylaws to be in substantially the form of the Amended and Restated Bylaws attached hereto as Exhibit I, and such Amended and Restated Bylaws shall be in full force and effect;

(m) each provision of the (i) Amendment to Parent Credit Facilities and (ii) the Amendment to Parent Capital Leases shall be valid, binding and in full force and effect and enforceable against each of the parties thereto;

(n) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company certifying that, since the Closing Determination Date, there has not occurred any event outside the ordinary course of business that has resulted in a reduction of the Closing Cash Balance to an amount that would cause the Closing Cash Adjustment Amount, if any, to be materially different from the Closing Cash Adjustment Amount set forth in the Reconciliation Worksheet;

(o) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company certifying that, since the Closing Determination Date, there has not occurred any event outside the ordinary course of business that has resulted in a reduction of the Closing Working Capital Amount to an amount that would cause the Working Capital Adjustment Amount, if any, to be materially different from the Working Capital Adjustment Amount set forth in the Reconciliation Worksheet;

(p) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company certifying that, since the Closing Determination Date, there has not occurred any event outside the ordinary course of business that has caused the Closing EBITDA Adjustment Amount, if any, to be materially different from the Closing EBITDA Adjustment Amount set forth in the Reconciliation Worksheet;

(q) each affiliate of the Company as provided for in Section 8.07 shall have executed and delivered to Parent the Affiliate Letter substantially in the form attached hereto as Exhibit G;

(r) (i) BDO (at Parent’s expense) shall have completed an audit of the consolidated financial statements of the Company as of June 30, 2004 and for the six-month period ended June 30, 2004 and (ii) the amounts set forth in such audited consolidated financial statements shall not differ in any material respect from the amounts set forth in the unaudited consolidated financial statements of the Company as of June 30, 2004 and for the six-month period ended June 30, 2004 delivered to Parent prior to the date hereof;

(s) (i) the Transaction Expenses shall not exceed the Transaction Expense Cap and (ii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company to the foregoing effect;

(t) the Stockholders’ Representative shall have executed and delivered the Escrow Agreement on behalf of all of the Principal Stockholders; and

(u) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer certifying the Preferred Stock Exchange Ratio for each series of Company Preferred Stock, the

Common Stock Exchange Ratio, if any, and the number of shares of Parent Common Stock payable pursuant to the Company Retention Plan.

Section 9.03. Condition to the Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction or waiver by the Company at or prior to the Closing of the following further condition:

(a) (i) Each of Parent and Merger Co. shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (A) that are qualified by materiality shall be true and correct at and as of the Closing as if made at and as of such time and (B) that are not qualified by materiality shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except in each case in respect of representations made as of a specified date which shall be required to be true and correct or true and correct in all material respects, as the case may be, as of such specified date), and (iii) the Company shall have received a certificate signed by the Chief Executive Officer, any Senior Vice President or any Vice President of Parent to the foregoing effect;

(b) Parent shall have executed and delivered the Amended and Restated Governance Agreement to the Stockholders’ Representative;

(c) the Company shall have received the favorable written opinion of Latham & Watkins LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and in rendering such opinion, Latham & Watkins LLP may require delivery of and rely upon representations letters delivered by the Company in customary form); and

(d) Parent shall have executed and delivered the Escrow Agreement to the Stockholders’ Representative.

ARTICLE 10

INDEMNIFICATION

Section 10.01. General Indemnification.

(a) Subject to Sections 10.02 and 10.03, from and after the Closing Date, the Principal Stockholders hereby agree, severally and not jointly, to indemnify, defend and hold harmless Parent and its Affiliates (other than each Principal Stockholder and their respective Affiliates), and each of their respective directors, officers, employees and agents (each, a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”), from and against any and all losses, expenses (including attorneys’ fees and expenses), damages, liabilities, fines, penalties, judgments, actions, claims and costs (collectively, “Losses”) incurred or suffered by the Parent Indemnified Parties arising out of, based upon or resulting from (i) any breach of any representation or warranty contained in or referred to in Article 4 or Article 6 or in any schedule or exhibit or in the certificate delivered by or on behalf of any Principal Stockholder or the Company pursuant to Section 9.02(a), 9.02(c),

9.02(n), 9.02(o), 9.02(p), 9.02(q), 9.02(t) or 9.02(u), in each case, without regard for any exception for materiality, material adverse effect or Material Adverse Effect contained therein, (ii) any breach by any Principal Stockholder or the Company of, or any failure of any Principal Stockholder or the Company to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement and (iii) any claim related to the contractual dispute set forth in Item (c) to Section 4.08 of the Company Disclosure Schedule (the “Contract Claim”); provided that in the case of any breach by any Principal Stockholder of any representation or warranty, covenant, agreement or obligation of such Principal Stockholder referred to in clause (i) or (ii) immediately above, only such breaching Principal Stockholder shall be obligated to indemnify the Parent Indemnified Parties for Losses resulting from such breach.

(b) Subject to Sections 10.02 and 10.03, from and after the Closing Date, Parent hereby agrees to indemnify, defend and hold harmless the Principal Stockholders and their Affiliates, and each of their respective directors, officers, employees and agents (each, a “Company Indemnified Party” and, collectively, the “Company Indemnified Parties”), from and against any and all Losses incurred or suffered by the Company Indemnified Parties arising out of, based upon or resulting from (i) any breach of any representation or warranty contained in or referred to in Article 5 or in any schedule or exhibit or in the certificate delivered by or on behalf of Parent pursuant to Section 9.02(a), in each case, without regard for any exception for materiality or material adverse effect contained therein, and (ii) any breach by Parent of, or any failure of Parent or Merger Co. to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement.

(c) In the event that a Person entitled to indemnification under this Article 10 (the “Indemnified Party”) shall incur or suffer any Losses in respect of which indemnification may be sought under this Article 10 against the Person or, in the case of the Principal Stockholders, Persons required to provide indemnification under this Article 10 (collectively, the “Indemnifying Party”), the Indemnified Party shall assert a claim for indemnification by providing a written notice (the “Notice of Loss”) to the Indemnifying Party stating the nature and basis of such Notice of Loss. The Notice of Loss shall be provided to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware that it has incurred or suffered a Loss. Notwithstanding the foregoing but subject to Section 10.02, any failure to provide the Indemnifying Party with a Notice of Loss, or any failure to provide a Notice of Loss in a timely manner as aforesaid, shall not relieve any Indemnifying Party from any liability that it may have to the Indemnified Party under this Section 10.01 except to the extent that the ability of such Indemnifying Party to defend such claim is materially prejudiced by the Indemnified Party’s failure to give such Notice of Loss. If the Notice of Loss relates to a Third Party Claim, the procedures set forth in Section 10.01(d) shall be applicable. If the Notice of Loss does not relate to a Third Party Claim, the Indemnifying Party shall have 30 days from the date of receipt of such Notice of Loss to object to any of the subject matter and any of the amounts of the Losses set forth in the Notice of Loss, as the case may be, by causing the Indemnifying Party to deliver written notice of objection thereof to the Indemnified Party. If the Indemnifying Party fails to send a notice of objection to the Notice of Loss within such 30-day period, the Indemnifying Party shall be deemed to have agreed to the Notice of Loss and shall be obligated to pay to the Indemnified Party the portion of the amount specified in the Notice of Loss to which the Indemnifying Party has not objected. If the Indemnifying Party sends a timely notice of objection, the Indemnifying Party and the Indemnified Party shall use their commercially reasonable efforts to settle (without an obligation to settle) such claim for indemnification. If the Indemnifying Party and the Indemnified Party do not settle such dispute within 30 days after the Indemnified Party’s receipt of the Indemnifying Party’s notice of objection, the Indemnifying Party and the Indemnified Party shall be entitled to seek enforcement of their respective rights under this Article 10.

(d) Promptly after receipt by an Indemnified Party of notice of the assertion of any claim or the commencement of any action, suit or proceeding by a third Person (a “Third Party Claim”) in respect of which the Indemnified Party shall seek indemnification hereunder, the Indemnified Party shall so notify in writing the Indemnifying Party, but subject to Section 10.02 any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Section 10.01 except to the extent that the ability of the Indemnifying Party to defend the Third Party Claim is materially prejudiced by the Indemnified Party’s failure to give such notice. In no event shall the Indemnified Party admit any liability with respect to such Third Party Claim or settle, compromise, pay or discharge such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any such claim as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the right to assume the defense (at the expense of the Indemnifying Party) of any such claim through counsel chosen by the Indemnifying Party by causing the Indemnifying Party to notify the Indemnified Party within 30 days after the receipt by the Indemnifying Party of such notice from the Indemnified Party; provided, however, that any such counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it at the expense of the Indemnifying Party if the Indemnified Party has been advised by its counsel that there are one or more legal defenses available to it that are different from or additional to those available to any Indemnifying Party or that there is otherwise a potential conflict between the interests of the Indemnified Party and any Indemnifying Party, in which event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party. The Company and the Stockholders’ Representative each agree to render to the other parties such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim, which assistance shall include, to the extent reasonably requested by a party, the retention, and the provision to such party, of records and information reasonably relevant to such Third Party Claim, and making employees of the other party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Indemnifying Party may not settle or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fault of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such claim. None of the Indemnified Party or any of its Affiliates may settle or otherwise dispose of any Third Party Claim for which the Indemnifying Party may have a liability under this Agreement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) With respect to any claim as to which the Indemnifying Party shall have acknowledged in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party hereunder, after written notice by the Indemnifying Party to the Indemnified Party of the election by the Indemnifying Party to assume control of the defense of any such Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any costs or fees subsequently incurred by such Indemnified Party in connection with the defense thereof, except if the Indemnified Party has the right to employ counsel to represent it at the expense of the Indemnifying Party as set forth in Section 10.01(d). If the Indemnifying Party does not assume control of the defense of such Third Party Claim within 30 days after the receipt by the Indemnifying Party of the notice required pursuant to Section 10.01(d), the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party.

(f) Notwithstanding anything to the contrary in this Section 10.01(c), 10.01(d) or 10.01(e), if Parent shall have provided the Stockholders’ Representative with a Notice of Loss relating to the Contract Claim, Parent may then make a claim for indemnification pursuant to Section 10.01(a)(iii) against the Escrow Fund as provided in the Escrow Agreement without restriction by any other provision of Section 10.01(c), 10.01(d) or 10.01(e).

Section 10.02. Survival. Subject to the following sentence, the rights of the Parent Indemnified Parties to assert a claim under Section 10.01(a)(i), and the rights of the Company Indemnified Persons to assert a claim under Section 10.01(b)(i), shall survive the Closing Date for a period (the “Survival Period”) beginning at the Closing Date and ending on the second anniversary of the Closing Date, and thereafter shall terminate and expire, except with respect to liabilities for any item as to which, prior to the expiration of the Survival Period, an Indemnified Party shall have asserted a claim in writing as required pursuant to the provisions of this Article 10, in which event the liability for such claim shall continue until such claim shall have been finally settled, decided or adjudicated. Notwithstanding the foregoing, (a) the right of the Parent Indemnified Parties to assert a claim under Section 10.01(a)(i) for any breach of any representation or warranty set forth in Section 4.01, 4.02, 4.05, 4.11, 4.12, 6.01 or 6.02 and (b) the right of the Company Indemnified Parties to assert a claim under Section 10.01(b)(i) for any breach of any representation or warranty set forth in Section 5.01, 5.02 or 5.05 shall survive the Closing Date and continue in effect until the expiration of the applicable statute of limitations for any claims relating thereto.

Section 10.03. Limitation on Liability.

(a) Subject to Section 10.03(e), the Principal Stockholders shall not have any liability pursuant to Section 10.01(a) for any Loss unless and until the aggregate amount of all such Losses shall exceed $350,000 (the “Threshold Amount”), in which event the Principal Stockholders shall be liable for indemnification pursuant to Section 10.01(a) for the aggregate amount of all such Losses, including the first $350,000 of such Losses, up to the maximum amount set forth in Section 10.03(b). The limitation on liability set forth in this

Section 10.03(a) shall not apply to any Loss for which a claim for indemnification is made pursuant to Section 10.01(a)(iii).

(b) Subject to Section 10.03(e), the maximum liability of the Principal Stockholders collectively pursuant to Section 10.01(a) shall not exceed an amount equal to the Fair Market Value as of the Closing Date of the Escrow Amount (collectively, the “Indemnity Cap”). The Special Escrow Amount (as such term is defined in the Escrow Agreement) shall be available solely to satisfy a claim for indemnification pursuant to Section 10.01(a)(iii).

(c) Subject to Section 10.03(f), Parent shall not have any liability pursuant to Section 10.01(b) for any Loss unless and until the aggregate amount of all such Losses shall exceed the Threshold Amount, in which event Parent shall be liable for indemnification pursuant to Section 10.01(b) for the aggregate amount of all such Losses, including the first $350,000 of such Losses, up to the maximum amount set forth in Section 10.03(d).

(d) Subject to Section 10.03(f), the maximum liability of Parent pursuant to Section 10.01(b) shall not exceed the Indemnity Cap.

(e) Notwithstanding anything in this Agreement to the contrary, and except as provided below in this Section 10.03(e), all claims for indemnification by the Parent Indemnified Parties against the Principal Stockholders under this Agreement shall be made exclusively against the Escrow Fund. The Parent Indemnified Parties may make claims for indemnification outside the Escrow Fund against the Principal Stockholders solely for Losses resulting from fraud or willful misrepresentation with respect to any breach referred to in clause (i) or clause (ii) of Section 10.01(a). Unless a Principal Stockholder shall have committed such fraud or willful misrepresentation, any Principal Stockholder’s aggregate liability for any and all such claims outside the Escrow Fund shall be limited to the aggregate value of the Parent Common Shares paid to such Principal Stockholder in the Merger (which Parent Common Shares shall be valued at their Fair Market Value as of the Closing Date). If such Principal Stockholder shall have committed such fraud or willful misrepresentation, such Principal Stockholder’s liability shall not be limited as provided in the immediately preceding sentence. Losses resulting from fraud or willful misrepresentation for which the Principal Stockholders are liable pursuant to Section 10.01(a) shall not be required to exceed the Threshold Amount provided in Section 10.03(a).

(f) The limitations on liability set forth in Section 10.03(c) or (d) shall not apply with respect to Losses resulting from fraud or willful misrepresentation with respect to (i) any breach of a representation or warranty contained in or referred to in Article 5 or in any schedule or exhibit or in the certificate delivered by or on behalf of Parent pursuant to Section 9.03(a) or (ii) any breach by Parent or Merger Co. of, or any failure of Parent or Merger Co. to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement, provided that in no event shall Parent’s liability pursuant to Section 10.01(b) for Losses resulting from such fraud or willful misrepresentation exceed (A) with respect to all Principal Stockholders, the aggregate value of the Parent Common Shares paid by Parent in the Merger (valued at their Fair Market Value as of the Closing Date) or (B) with respect to any Principal Stockholder, the value of the Parent Common Shares paid by Parent to such Principal Stockholder in the Merger (valued at their Fair Market Value as of the Closing Date).

(g) Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall be obligated under this Agreement to indemnify any Indemnified Person for any lost profits or consequential, incidental or punitive damages suffered or incurred by any Indemnified Party, except to the extent any such damages are recovered against such Indemnified Party in connection with a Third Party Claim.

Section 10.04. Computation of Losses. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses otherwise payable to an Indemnified Party shall be reduced by the amount of net insurance proceeds actually received by such Indemnified Party as compensation for the damage or Losses caused by the act, omission, fact or circumstance giving rise to such Losses.

Section 10.05. Payment; Escrow Fund.

(a) Each Principal Stockholder (other than any holder of Dissenting Shares) receiving Parent Common Shares in the Merger shall be deemed to have received and deposited such Principal Stockholder’s pro rata share of the aggregate Escrow Amount (plus any additional shares of Parent Common Stock as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Amount) with the Escrow Agent as provided in Section 2.03(a). The Escrow Amount shall be deposited with, and shall be held by, an institution mutually acceptable to Parent and the Stockholders’ Representative as Escrow Agent (the “Escrow Agent”). The deposit with the Escrow Agent pursuant to this Section 10.05(a) shall constitute an escrow fund (the “Escrow Fund”) governed by the terms set forth in the Escrow Agreement.

(b) (i) Any payment by the Principal Stockholders to any Parent Indemnified Party under this Article 10 made from the Escrow Fund shall be made by the Principal Stockholders on a several basis, at the option of Parent, (A) in cash, (B) by instructing the Stockholders’ Representative to cause, on its behalf, the Escrow Agent to deliver to the Parent all or a portion of the Principal Stockholder’s Parent Common Shares constituting part of the Escrow Fund or (C) in a combination of cash and such Parent Common Shares.

(ii) Any payment by the Principal Stockholders to any Parent Indemnified Party under this Article 10 which is not made from the Escrow Fund shall be made by the Principal Stockholder on a several basis, at the option of each Principal Stockholder, (A) in cash, (B) by delivery to the Parent Indemnified Party of Parent Common Shares or (C) in a combination of cash and such Parent Common Shares. Amounts paid out of the Escrow Fund on behalf of a Principal Stockholder shall be credited against the maximum liability amount of such Principal Stockholder as set forth in Section 10.03(e).

(iii) Any Parent Common Shares delivered by any Principal Stockholder to the Parent as provided in this Section 10.05(b) shall be valued at their Fair Market Value as of the Closing Date. In connection with any payment by the Principal Stockholders as provided in this Section 10.05(b), each of the Parent and each Stockholder Representative shall cooperate in good faith and use its reasonable best efforts to promptly make and promptly process all necessary filings and applications and obtain all consents, approvals, orders, authorizations, registrations and declarations and to comply with all applicable laws necessary for the Principal Stockholders to make such payment.

(c) Any payment by Parent to any Company Indemnified Party under this Article 10 shall be made, at the option of Parent, (i) in cash, (ii) by issuing Parent Common Shares to the Stockholders or (iii) in a combination of cash and such Parent Common Shares. Any Parent Common Shares issued as payment to the Stockholders under this Article 10 shall be valued at their Fair Market Value as of the Closing Date. In connection with any payment by Parent as provided in this Section 10.05(c) that shall be made by issuing Parent Common Shares, each of Parent and each Stockholder shall cooperate in good faith and use its reasonable best efforts to promptly make and promptly process all necessary filings and applications and obtain all consents, approvals, orders, authorizations, registrations and declarations or expiration or termination of any required waiting periods and to comply with all applicable laws necessary for Parent to make such payment.

Section 10.06. Exclusive Remedy. Subject to Section 12.13(a), from and after Closing Date, indemnification pursuant to this Article 10 shall be the exclusive remedy of the parties hereto for any Loss or Losses arising out of or related to the transactions contemplated by this Agreement.

ARTICLE 11

TERMINATION

Section 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the parties hereto;

(b) by Parent or the Company, if the Closing has not occurred by March 18, 2005 (the “Termination Date”), provided that the party seeking to exercise such right is not then in material breach of any of its obligations under this Agreement;

(c) by Parent or the Company, if there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Transactions is entered and such judgment, injunction, order or decree shall become final and nonappealable;

(d) by Parent, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of any Principal Stockholder or the Company contained in this Agreement such that the conditions set forth in Section 9.02(a) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 11.01(d) if Parent is then in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement;

(e) by the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Co. contained in this

Agreement such that the conditions set forth in Section 9.03(a) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.01(e) if any Principal Stockholder or the Company is then in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement;

(f) by the Company, by action of the Board of Directors of the Company, if, prior to receipt of the Company Stockholder Approval, (i) the Company is not in material breach of any of its obligations under this Agreement, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice if available or, if not available, including all material terms and conditions of such agreement in the notice, (iii) Parent does not make, within three Business Days after receipt of the Company’s written notice of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and its financial advisors, is at least as favorable to the Company’s stockholders as the Superior Proposal, and (iv) the Company prior to such termination pays to Parent in immediately available funds the fees required to be paid pursuant to Section 11.02(b), the Company agreeing hereby that (A) it shall not enter into a binding agreement referred to in clause (ii) immediately above until at least the fifth Business Day after it has provided the notice to Parent required thereby and (B) it shall notify Parent promptly if its intention to enter into a written agreement referred to in such notice shall change at any time after giving such notice;

(g) by Parent, if prior to the Company Stockholder Approval, the Company or its Board of Directors shall have (i) failed to recommend or shall have withdrawn, modified or changed in any respect adverse to Parent its recommendation of the adoption of this Agreement or the Merger or failed to reconfirm its recommendation of this Agreement or the Merger, or (ii) recommended to the Company’s stockholders or entered into an agreement with respect to, or consummated, any Superior Proposal from a person other than Parent or any of its Affiliates (or the Board of Directors of the Company shall have resolved to do any of the foregoing);

(h) (i) by Parent, if the Company Stockholder Approval shall not have been obtained by 5:00 PM Eastern Time on the second Business Day after the date of execution of this Agreement or (ii) by either Parent or the Company, if the Parent Stockholder Approval shall not have been obtained; provided, that the right to terminate this Agreement and this Section 11.01(h) shall not be available to any party who has not complied with its obligations under Section 8.01(b) or Section 8.02(b), as the case may be;

(i) by Parent, if either the Company or any Principal Stockholder shall have intentionally and materially breached any of its obligations under Section 8.04; or

(j) by Parent, if, for any EBITDA Monthly Measurement Period after the date hereof, the EBITDA Target applicable as of the close of business on the last day of such

EBITDA Monthly Measurement Period equals or exceeds EBITDA as of such date by $100,000 or more (for purposes of illustration, if the applicable EBITDA Target was negative $100,000 and the EBITDA for the applicable EBITDA Monthly Measurement Period was negative $250,000, then the applicable EBITDA Target would exceed such EBITDA by $150,000 and Parent would have the right to terminate this Agreement pursuant to this Section 11.01(j)).

Section 11.02. Effect of Termination. (a) If this Agreement is validly terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for an intentional breach of any covenant, agreement or obligation contained in or made pursuant to this Agreement or any knowing breach of any representation or warranty contained in or referred to in this Agreement or in any schedule, exhibit or certificate delivered hereunder. The agreements contained in this Section 11.02, Section 8.11 and Article 12 shall survive the termination hereof.

(b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 11.01(f) or (ii) by Parent pursuant to Section 11.01(g), the Company shall (A) promptly, but in no event later than the earlier of the date of such termination or date of entrance into an agreement concerning an Acquisition Proposal, pay to Parent a termination fee of $2,300,000 (the “Termination Fee”) by wire transfer of same day funds and (B) in no event later than close of business on the second Business Day after Parent shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby, pay to Parent the amount of such charges and expenses by wire transfer of same day funds.

(c) In the event that this Agreement is terminated pursuant to Section 11.01(h), then the Company shall (i) promptly, but in no later than the close of business of the second Business Day after Parent shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby, pay to Parent the amount of such charges and expenses by wire transfer of same day funds and (ii) if within nine months of such termination the Company enters into an agreement concerning an Acquisition Proposal, the Company shall at the time of entering into such agreement, pay to Parent the Termination Fee by wire transfer of same day funds.

(d) The Company and Parent each acknowledge that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section 11.02, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fees set forth in this Section 11.02, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the rate published as the “Prime Rate” in The Wall Street Journal in effect from time to time during such period, plus 2%.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, if to Parent or Merger Co. or to the Company after the Effective Time, to:

ITC^DeltaCom, Inc.,

1241 O. G. Skinner Drive

West Point, GA 31833

Attention: Chief Financial Officer

Facsimile: (706) 385-8801

with copies (which shall not constitute notice) to:

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Suite 400

Huntsville, AL 35806

Attention: General Counsel

Facsimile: (256) 382-3936

Hogan & Hartson L.L.P.

8300 Greensboro Drive

McLean, Virginia 22102

Attention: Richard J. Parrino

           Robert A. Welp

Facsimile: (703) 610-6200

if to the Company prior to the Effective Time, to:

NT Corporation

40 South Palafox Place

Pensacola, FL 32502

Attention: Chief Financial Officer

Facsimile: (850) 470-9641

with copies (which shall not constitute notice) to:

Lozier, Thames & Frazier, P.A.

24 West Chase Street

Pensacola, FL 32502 Attention: Daniel R. Lozier

Facsimile: (850) 469-0006

Latham & Watkins, LLP

555 Eleventh Street, NW

Suite 1000

Washington, DC 20004

Attention: David M. McPherson

Facsimile: (202) 637-2201

if to any Principal Stockholder, to such Principal Stockholder care of the Stockholders’ Representative at the following address or telecopy number:

One Town Square

Suite 780

Southfield, MI 48076

Attention: James P. TenBrook

Facsimile: (248) 945-7220

with copies (which shall not constitute notice) to:

Cooley Godward LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Mark Tanoury

Facsimile: (650) 843-5016

with copies (which shall not constitute notice) to such Persons at such addresses or telecopy numbers set forth beside the name of such Principal Stockholders on Annex 1;

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

Section 12.02. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and the Stockholders’ Representative or in the case of a waiver, by the party against whom the waiver is to be effective (or, if any such waiver is to be effective against any Principal Stockholder, by the Stockholders’ Representative); provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the rights of the holders of any shares of capital stock of the Company.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.03. Expenses. Except as otherwise contemplated by this Agreement and except for filings fees related to compliance with any applicable requirements of the HSR Act or of the FCC, of which 50% shall be paid by Parent and 50% shall be paid by the Company, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.04. Successors and Assigns; Benefit. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign (other than by operation of law following the Closing), delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Parent and Merger Co. may make such an assignment to one or more direct or indirect wholly-owned Parent Subsidiaries, but any such assignment shall not relieve Parent or Merger Co. of its obligations hereunder. Subsequent to the Effective Time, in the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Parent Common Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to holders of Parent Common Shares, or any other change in capital structure of Parent, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, to the extent practicable, the original rights and obligations of the parties hereto under this Agreement. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that Section 8.14 is intended to confer rights and remedies to the officers and directors of the Company as and to the extent set forth therein.

Section 12.05. Governing Law. All matters arising out of or relating to this Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, except insofar as the Merger is governed by Delaware Law.

Section 12.06. Submission to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia located in the City of Atlanta, or if such court does not have jurisdiction, to the exclusive jurisdiction of the state courts of the State of Georgia located in Fulton County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 12.01 shall be effective service of process for any action, suit or proceeding in Georgia with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Northern District of Georgia or (b) the state courts of the State of Georgia located in Fulton County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.08. Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.09. Disclosure Schedules.

(a) Notwithstanding anything in this Agreement or the Company Disclosure Schedule or Parent Disclosure Schedule to the contrary, the Company and Parent acknowledge that the disclosure by the Company or Parent of any matter pursuant to such schedules shall not be deemed to constitute an acknowledgement by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement or that it is material.

(b) The representations, warranties, covenants and obligations of the Company and the Stockholders, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnified Parties, except as limited by any information contained in this Agreement, the Company Disclosure Schedule and/or the agreements contemplated herein. The representations, warranties, covenants and obligations of Parent and Merger Co., and the rights and remedies that may be exercised by the Company, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Company and its Affiliates, and each of their respective directors, officers, employees and agents, except as limited by any information contained in this Agreement, the Parent Disclosure Schedule and/or the agreements contemplated herein.

Section 12.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 12.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12. Entire Agreement. This Agreement, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 12.13. Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Northern District of Georgia or the state courts of the State of Georgia located in Fulton County, in addition to any other remedy to which they are entitled at law or in equity.

(b) Each Principal Stockholder hereby agrees to take all action within its control necessary to cause the Company and each of the Subsidiaries, as applicable, to perform all of their respective agreements, covenants and obligations under this Agreement to be performed at or prior to the Effective Time, and whenever this Agreement requires the Company or any Subsidiary to take any action, or refrain from taking any action, at or prior to the Effective Time, such requirement shall be deemed to include an undertaking of each Principal Stockholder to take all action within its control necessary to cause the Company and each Subsidiary to take such action or refrain from taking such action, as applicable; provided that in no event shall any Principal Stockholder be required to take any action that, after being advised by counsel, would constitute a breach of its fiduciary duty.

Section 12.14. Nature of Liability.

(a) Parent and Merger Co. shall be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

(b) The Principal Stockholders shall be severally liable for all covenants, agreements, obligations and representations and warranties made by any of them or by the Company in this Agreement and no Principal Stockholder shall be liable for any breach, noncompliance or violation by any other Principal Stockholder of such other Principal Stockholder’s covenants, agreements, obligations or representations and warranties.

Section 12.15. Binding Appointment. The provisions of this Agreement, including without limitation Article 10, shall be binding upon each Principal Stockholder and the executors, heirs, legal representatives and successors of each Principal Stockholder, and any references in this Agreement to a Principal Stockholder or the Principal Stockholders shall mean and include the successors to the Principal Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

Section 12.16. Definition of Knowledge. As used herein, the word “knowledge” shall, with respect to (a) the Company or any Subsidiary or (b) Parent or any Parent Subsidiary, as the case may be, mean the actual knowledge after reasonable inquiry of those persons listed in Section 12.16 of the Company Disclosure Schedule or the Parent Disclosure Schedule, respectively.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ITC^DELTACOM, INC.

By:	/s/ Douglas A. Shumate
Name:	Douglas A. Shumate
Title:	Senior Vice President and Chief Financial Officer

NT CORPORATION

By:	/s/ Leo J. Cyr
Name:	Leo J. Cyr
Title:	President

STARLIGHT FLORIDA CO.

By:	/s/ Douglas A. Shumate
Name:	Douglas A. Shumate
Title:	Senior Vice President and Chief Financial Officer

PRINCIPAL STOCKHOLDERS:

WIND POINT PARTNERS IV, L.P.

By:	Wind Point Investors IV, L.P.
Its:	General Partner

By:	Wind Point Advisors IV, L.P.
Its:	General Partner

	By:	/s/ James E. Forrest
	Title:	Founding Member

	By:	/s/ James P. TenBroek
	Title:	Member

WIND POINT IV EXECUTIVE ADVISOR PARTNERS, L.P.

By:	Wind Point Investors IV, L.P.
Its:	General Partner

By:	Wind Point Advisors IV, L.P.
Its:	General Partner

	By:	/s/ James E. Forrest
	Title:	Founding Member

	By:	/s/ James P. TenBroek
	Title:	Member

WIND POINT ASSOCIATES IV, L.L.C.

By:	Wind Point Investors IV, L.P.
Its:	Manager

By:	Wind Point Advisors LLC
Its:	General Partner

	By:	/s/ James E. Forrest
	Title:	Founding Member

	By:	/s/ James P. TenBroek
	Title:	Member

MORGAN KEEGAN OPPORTUNITY FUND, L.P.

By:	/s/ Kimble L. Jenkins
Name: Kimble L. Jenkins
Title: Managing Director

MORGAN KEEGAN EMPLOYEE INVESTMENT FUND, L.P.

By:	/s/ Kimble L. Jenkins
Name: Kimble L. Jenkins
Title: Managing Director

SPECTRUM EQUITY INVESTORS III, L.P.

By:	Spectrum Equity Associates III, L.P.,
its General Partner

By:	/s/ Victor E. Parker
	Name:	Victor E. Parker
Its Duly Authorized Signatory

SEI ENTREPRENEURS’ FUND, L.P.

By:	SEI III Entrepreneurs’ LLC
its General Partner

By:	/s/ Victor E. Parker
	Name:	Victor E. Parker
Its Duly Authorized Signatory

SPECTRUM III INVESTMENT MANAGERS’ FUND, L.P.

By:	/s/ Victor E. Parker
	Name:	Victor E. Parker
Its Duly Authorized Signatory

ONSET ENTERPRISE ASSOCIATES III, L.P.

By:	OEA III Management, LLC
its General Partner

By:	/s/ Terry Opdendyk
	Name:	Terry Opdendyk
Managing Director

CENTURYTEL, INC.

By:	/s/ Stacey Goff
	Name:	Stacey Goff
	Title:	Senior Vice President and General Counsel

PRIVATE EQUITY INVESTORS IV, L.P.

By:	/s/ Andre J. McSherry
	Name:	Andre J. McSherry
	Title:	Attorney-in-fact

DIAMOND ONE INVESTORS, LLC

By:	/s/ Matt Durney
	Name:	Matt Durney
	Title:	Managing Partner

LEHMAN BROTHERS COMMUNICATIONS ASSOCIATES INC.

By:	/s/ Thomas E. Banahan
Name: Thomas E. Banahan
Title: Managing Director

LEHMAN BROTHERS COMMUNICATIONS FUND L.P.

By:	/s/ Thomas E. Banahan
Name: Thomas E. Banahan
Title: Managing Director

LEHMAN BROTHERS OFFSHORE COMMUNICATIONS FUND L.P.

By:	/s/ Thomas E. Banahan
Name: Thomas E. Banahan
Title: Managing Director

LEHMAN BROTHERS COMMUNICATIONS PARTNERS L.P.

By:	/s/ Thomas E. Banahan
Name: Thomas E. Banahan
Title: Managing Director

LEHMAN BROTHERS OFFSHORE COMMUNICATIONS PARTNERS L.P.

By:	/s/ Thomas E. Banahan
Name: Thomas E. Banahan
Title: Managing Director

LEHMAN BROTHERS COMMUNICATIONS CAPITAL PARTNERS I, L.P.

By:	/s/ Thomas E. Banahan
Name: Thomas E. Banahan
Title: Managing Director

LEHMAN BROTHERS COMMUNICATIONS INVESTORS L.P.

By:	/s/ Thomas E. Banahan
Name: Thomas E. Banahan
Title: Managing Director

LEHMAN BROTHERS PARTNERSHIP ACCOUNT 2000/2001, L.P.

By:	/s/ Thomas E. Banahan
Name: Thomas E. Banahan
Title: Managing Director

LEHMAN BROTHERS OFFSHORE PARTNERSHIP ACCOUNT 2000/2001, L.P.

By:	/s/ Thomas E. Banahan
Name: Thomas E. Banahan
Title: Managing Director

LEHMAN BROTHERS P.A., LLC

By:	/s/ Thomas E. Banahan
Name: Thomas E. Banahan
Title: Managing Director

LEHMAN BROTHERS COMMUNICATIONS PARTNERSHIP

By:	/s/ Thomas E. Banahan
Name: Thomas E. Banahan
Title: Managing Director

The undersigned hereby acknowledges his appointment as the Stockholders’ Representative hereunder and his willingness to fulfill the duties of the Stockholders’ Representative as contemplated by this Agreement.

/s/ James P. TenBroek
James P. TenBroek Managing Director, Wind Point Partners